SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.             )

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

COGNEX CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

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COGNEX CORPORATION

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held on April 17, 2015

To the Shareholders:

The 2015 Annual Meeting of Shareholders of COGNEX CORPORATION will be held at 9:00 a.m. local time on Friday, April 17, 2015, at Cognex’s headquarters at One Vision Drive, Natick, Massachusetts, for the following purposes:

1.	To elect three Directors to serve for a term of three years, all as more fully described in the proxy statement for the meeting;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2015;

3.	To cast a non-binding advisory vote to approve executive compensation (“say-on-pay”);

4.	To approve the amendment and restatement of the Cognex Corporation 2007 Stock Option and Incentive Plan;

5.	To consider and act upon a shareholder proposal concerning majority voting if properly presented at the meeting; and

6.	To consider and act upon any other business that may properly come before the meeting or any adjournment or postponement thereof.

The Board of Directors has fixed the close of business on February 20, 2015 as the record date for the meeting. All shareholders of record on that date are entitled to receive notice of and to vote at the meeting.

The proposal for the election of Directors relates solely to the election of three Directors nominated by the Board of Directors and does not include any other matters relating to the election of Directors, including, without limitation, the election of Directors nominated by any shareholder of Cognex Corporation.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE VOTE YOUR SHARES BY TELEPHONE, VIA THE INTERNET, OR BY COMPLETING AND RETURNING A PROXY CARD. IF YOU ATTEND THE MEETING, YOU MAY CONTINUE TO HAVE YOUR SHARES VOTED AS INSTRUCTED IN THE PROXY OR YOU MAY WITHDRAW YOUR PROXY AT THE MEETING AND VOTE YOUR SHARES IN PERSON.

By Order of the Board of Directors

Richard A. Morin, Secretary

Natick, Massachusetts

March 6, 2015

Important

Please note that due to security procedures, you may be required to show a form of picture identification to gain access to our headquarters. Please contact the Cognex Department of Investor Relations at (508) 650-3000 if you plan to attend the meeting.

COGNEX CORPORATION

PROXY STATEMENT

INFORMATION ABOUT THE MEETING

AND VOTING PROCEDURES

General

This proxy statement is being furnished to you in connection with the solicitation of proxies by the Board of Directors of Cognex Corporation (“Cognex”) for use at the 2015 Annual Meeting of Shareholders to be held at 9:00 a.m. local time on Friday, April 17, 2015, at our headquarters at One Vision Drive, Natick, Massachusetts 01760, and at any adjournments or postponements of that meeting. Our telephone number is (508) 650-3000. At this meeting, shareholders will consider and vote on the following proposals:

1.	To elect three Directors to serve for a term of three years, all as more fully described in this proxy statement;

2.	To ratify the selection of Grant Thornton LLP as our independent registered public accounting firm for fiscal year 2015;

3.	To cast a non-binding advisory vote to approve executive compensation (“say-on-pay”);

4.	To approve the amendment and restatement of the Cognex Corporation 2007 Stock Option and Incentive Plan;

5.	To consider and act upon a shareholder proposal concerning majority voting if properly presented at the meeting; and

6.	To consider and act upon any other business which may properly come before the meeting or any adjournment or postponement thereof.

This proxy statement is first being made available to our shareholders on or about March 6, 2015.

Voting Rights and Quorum

Shareholders of record at the close of business on February 20, 2015 (the “Record Date”) are entitled to receive notice of and to vote at the meeting. As of the close of business on the Record Date, there were 86,713,556 shares of our common stock outstanding and entitled to vote. Each outstanding share of our common stock entitles the record holder to one vote.

The holders of a majority of our common stock outstanding on the Record Date for the meeting are required to be present in person or be represented by proxy at the meeting in order to constitute a quorum for the transaction of business. Following the determination of a quorum, the election of a nominee for Director will be decided by a plurality of the votes cast. Votes may be cast for or withheld from each nominee. Other matters presented at the meeting require the favorable vote of a majority of the votes cast on the matter.

Treatment of Abstentions and Broker Non-Votes

We will count both abstentions and broker “non-votes” as present for the purpose of determining the existence of a quorum for the transaction of business. However, for the purpose of determining the number of shares voting on a particular proposal, we will not count abstentions and broker “non-votes” as votes cast or shares voting. A broker “non-vote” refers to shares held by a broker or nominee that does not have the authority, either express or discretionary, to vote on a particular matter.

Voting Your Shares

If you received a paper copy of the proxy materials, you may vote your shares by submitting the proxy card accompanying this material for use at the meeting. Please complete, date, sign and submit the proxy card as instructed. You may also vote your shares by telephone or via the Internet by following the instructions included on the proxy card or on the Notice of Internet Availability of Proxy Materials. The Internet and telephone voting facilities for shareholders of record will close at 1:00 a.m. Eastern time on April 17, 2015.

Our Board of Directors recommends an affirmative vote on proposals 1, 2, 3 and 4 described in the notice for the meeting. Proxies will be voted as specified. If your proxy is properly submitted, it will be voted in the manner that you direct. If you do not specify instructions with respect to proposals 1, 2, 3 and 4, proxies will be voted in favor of the Board of Directors’ recommendations as set forth in this proxy statement. Our Board, after careful consideration, is not making a recommendation either in favor of or opposed to proposal 5, the shareholder proposal concerning majority voting. As a result, if a properly executed proxy is submitted and no instructions are given, the proxy will not be voted with respect to this proposal.

You may revoke your proxy at any time before your proxy is voted at the meeting by:

•	giving written notice of revocation of your proxy to the Secretary of Cognex;

•	completing and submitting a new proxy card relating to the same shares and bearing a later date;

•	properly casting a new vote through the Internet or by telephone at any time before the closure of the Internet or telephone voting facilities; or

•	voting in person at the meeting, although meeting attendance will not, by itself, revoke a proxy.

Expense of Solicitation

The cost of this solicitation will be borne by Cognex. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of Cognex (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, email, fax and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxy materials to their principals at our expense.

How to Obtain an Annual Report on Form 10-K

Our Annual Report on Form 10-K, including the financial statements and schedules to such report, required to be filed with the Securities and Exchange Commission (SEC) for our most recent fiscal year is available on our website at www.cognex.com under “Company—Investor Information—Financial Information—SEC Filings.” Shareholders can send a written request to the Director of Investor Relations at Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760 or by email at IR@cognex.com and we will provide a printed copy to such person without charge.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may send only one copy of our proxy statement and annual report to multiple shareholders in the same household unless contrary instructions were received. To obtain a copy of either document please contact our Director of Investor Relations at the mailing address or email address noted above. To receive a copy of either document in the future, or if you are receiving multiple copies and want to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above mailing or email address.

Investor Contact

If you have any questions about the meeting or your ownership of our common stock, please contact our Director of Investor Relations at the above mailing or email address.

STOCK OWNERSHIP

Security Ownership of Certain Beneficial Owners

The following table shows as of the Record Date, any person who is known by us to be the beneficial owner of more than five percent of our common stock. For purposes of this proxy statement, beneficial ownership is defined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Accordingly, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, agreement, understanding, relationship or otherwise has or shares the power to vote such security or to dispose of such security.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc.	7,010,128	(2)	8.1%
55 East 52nd Street
New York, NY 10022
Brown Capital Management, LLC	5,798,693	(3)	6.7%
1201 N. Calvert Street
Baltimore, MD 21202
The Vanguard Group, Inc.	5,233,497	(4)	6.0%
100 Vanguard Blvd.
Malvern, PA 19355
Wells Fargo & Company	4,893,262	(5)	5.6%
420 Montgomery Street
San Francisco, CA 94104

(1)	Percentages are calculated on the basis of 86,713,556 shares of our common stock outstanding as of February 20, 2015.

(2)	Information regarding BlackRock, Inc. is based solely upon a Schedule 13G filed by BlackRock with the SEC on January 23, 2015, which indicates that BlackRock held sole voting power over 6,820,289 shares and sole dispositive power over 7,010,128 shares.

(3)	Information regarding Brown Capital Management, LLC is based solely upon a Schedule 13G filed by Brown Capital with the SEC on February 5, 2015, which indicates that Brown Capital held sole voting power over 3,250,806 shares and sole dispositive power over 5,798,693 shares. Per the 13G, the shares beneficially owned by Brown Capital were held by various investment advisory clients with no individual client holding more than five percent of the class.

(4)	Information regarding The Vanguard Group, Inc. is based solely upon a Schedule 13G filed by The Vanguard Group with the SEC on February 11, 2015, which indicates that The Vanguard Group held sole voting power over 116,012 shares, sole dispositive power over 5,124,785 shares and shared dispositive power over 108,712 shares. Per the Schedule 13G, Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 108,712 shares as a result of its serving as investment manager of collective trust accounts. Also, Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 7,300 shares as a result of its serving as investment manager of Australian investment offerings.

(5)	Information regarding Wells Fargo & Company is based solely upon a Schedule 13G filed by Wells Fargo & Company with the SEC on February 10, 2015, which indicates that Wells Fargo held sole voting and dispositive power over 20,403 shares, shared voting power over 4,695,278 shares and shared dispositive power over 4,855,244 shares

Security Ownership of Directors and Executive Officers

The following information is furnished as of the Record Date, with respect to our common stock beneficially owned within the meaning of Rule 13d-3 of the Exchange Act by each of our Directors, each Director nominee, each of the “named executive officers” (as defined in Item 402(a)(3) of Regulation S-K) and by all of our Directors and executive officers as a group. Unless otherwise indicated, the individuals named held sole voting and investment power over the shares listed below. The address for each individual is c/o Cognex Corporation, One Vision Drive, Natick, Massachusetts 01760.

Name	Amount and Nature of Beneficial Ownership(1)		Percent of Class(2)
Robert J. Shillman	4,030,400	(3)	4.6%
Robert J. Willett	672,500		*
Anthony Sun	250,076		*
Theodor Krantz	120,500		*
Richard A. Morin	90,343		*
Jeffrey B. Miller	77,400	(4)	*
Reuben Wasserman	59,500		*
Patrick A. Alias	51,875		*
J. Bruce Robinson	9,050		*
All Directors and Executive Officers as a group (9 persons)	5,361,644	(5)	6.1%

*	Less than 1%

(1)	Includes the following shares which the specified individual has the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of February 20, 2015: Dr. Shillman, 0 shares; Mr. Willett, 672,500 shares; Mr. Sun, 95,500 shares; Mr. Krantz, 109,250 shares; Mr. Morin, 88,334 shares; Mr. Miller, 77,000 shares; Mr. Wasserman, 59,500 shares; Mr. Alias, 51,875 shares; and Mr. Robinson, 8,750 shares.

(2)	Percentages are calculated on the basis of 86,713,556 shares of our common stock outstanding as of February 20, 2015. The total number of shares outstanding used in this calculation also assumes that the currently exercisable options or options which become exercisable within 60 days of February 20, 2015 held by the specified person are exercised but does not include the number of shares of our common stock underlying options held by any other person.

(3)	Includes 4,030,400 shares held in a trust with respect to which Dr. Shillman serves as trustee.

(4)	Mr. Miller has shared voting and investment power with respect to 400 shares owned jointly with his spouse.

(5)	Includes 1,162,709 shares which certain Directors and executive officers have the right to acquire upon the exercise of outstanding options, exercisable currently or within 60 days of February 20, 2015.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and Directors and persons owning more than 10% of our outstanding common stock to file reports of ownership and changes in ownership with the SEC. Our executive officers, Directors and greater than 10% holders of our common stock are required by SEC regulations to furnish us with copies of all forms they file with the SEC under Section 16(a).

Based solely on copies of such forms furnished to us as provided above, we believe that during fiscal year 2014, all Section 16(a) filing requirements applicable to our executive officers, Directors and owners of greater than 10% of our common stock were complied with.

CORPORATE GOVERNANCE

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics that applies to our Board of Directors and our employees, including our named executive officers. Pre-dating this code are our company’s ten corporate values, which include integrity, that are the basis for ensuring we maintain the highest ethical standards in all that we do. Copies of our company’s Code of Business Conduct and Ethics and ten corporate values are available on our website at www.cognex.com under “Company—Investor Information—Governance.” We intend to disclose on our website any amendment to, or waiver of, any provision of this code applicable to our directors and named executive officers that would otherwise be required to be disclosed under the rules of the SEC or The NASDAQ Stock Market LLC (Nasdaq).

Director Independence

Our Board of Directors has determined that all of the Director nominees and incumbent Directors are “independent” as such term is defined in the applicable listing standards of Nasdaq, except for Robert J. Shillman and Robert J. Willett, who are executive officers of Cognex, and Patrick A. Alias, who is a non-executive employee of Cognex.

Board Leadership Structure

The positions of Chief Executive Officer and Chairman of the Board of Directors were separated in March 2011. At that time, Mr. Willett was promoted to become our Chief Executive Officer. Dr. Shillman retained his position as Chairman of the Board of Directors.

Because Dr. Shillman continues to serve as an executive officer of Cognex, our Board has appointed Anthony Sun to serve in the role of Lead Independent Director. As Lead Independent Director, Mr. Sun presides at all meetings of our Board of Directors at which the Chairman is not present, and he chairs the executive sessions of independent Directors, who regularly meet in executive sessions at which only independent Directors are present. Mr. Sun may also provide input regarding meeting agendas and bear such further responsibilities as our Board may designate from time to time.

Our Board believes this leadership structure promotes unified leadership and direction for the Board and management that, together with having a Lead Independent Director, assists the Board in the administration of its risk oversight responsibilities.

The Board’s Role in Risk Oversight

The role of our Board of Directors in our company’s risk oversight process includes receiving regular reports from management on areas of material risk to our company, including operational, financial, legal and regulatory, and strategic and reputational risks. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives these reports from the appropriate “risk owner” within our company so that it can understand our risk identification, risk management and risk mitigation strategies. When a committee receives the report, the Chairman of the relevant committee reports on the discussion to the full Board. This enables the Board and its committees to coordinate the risk oversight role. Our Board of Directors also administers its risk oversight function through the required approval by the Board (or a committee of the Board) of significant transactions and other material decisions, and regular periodic reports from our company’s independent registered public accounting firm and other outside consultants regarding various areas of potential risk, including, among others, those relating to our internal controls and financial reporting. As part of its charter, the Audit Committee discusses with management and our independent registered public accounting firm significant risks and exposures and the steps management has taken to minimize those risks.

Policy on Pledging, Hedging and Trading of Cognex Stock

Our insider trading policy governs the timing and type of transactions in Cognex stock by our Board of Directors and certain Cognex employees who have regular access to material non-public information, including our executive officers. Among other provisions, the policy:

•	prohibits our Directors and any Cognex employee, including our executive officers, from engaging in short sales of Cognex stock with violators subject to immediate termination;

•

prohibits our Directors and executive officers from trading in exchange-traded options for Cognex stock or any other derivative security designed to hedge or offset risk of a decline in the market value of Cognex stock; and

•	prohibits our Directors and executive officers from pledging Cognex stock as collateral for a loan without the approval of the Compensation/Stock Option Committee of the Board of Directors.

Communications to Directors

Shareholders who wish to communicate with our Board of Directors or with a particular Director may send a letter to the Secretary of Cognex Corporation at One Vision Drive, Natick, Massachusetts 01760. The mailing envelope should contain a clear notation indicating that the enclosed letter is a “Shareholder-Board Communication” or “Shareholder-Director Communication.” The letter should clearly state whether the intended recipients are all members of our Board or certain specified individual Directors. The Secretary will make copies of all such letters and circulate them to the appropriate Director(s).

Board Meetings, Committees and Attendance

Our Board of Directors held six meetings during 2014. All of our Directors attended at least 75% of the aggregate of the total number of meetings of our Board of Directors held in 2014, and the total number of meetings held by committees of the Board on which they served during 2014. Our Directors are strongly encouraged to attend the annual meeting of shareholders or the special meeting in lieu of the annual meeting; however, we do not have a formal policy with respect to attendance at that meeting. All of our Directors attended the 2014 Annual Meeting of Shareholders held on April 29, 2014.

The Board has three standing committees: The Compensation/Stock Option Committee, the Audit Committee and the Nominating and Corporate Governance Committee. Each committee acts according to a written charter approved by the Board. The charters are available on our website at www.cognex.com under “Company—Investor Information—Governance.” Each Director who served on a Board committee during 2014 was “independent” as such term is defined in the applicable listing standards of Nasdaq and rules of the SEC. The agenda for committee meetings is determined by its Chairman in consultation with the other members of the committee and management. The Chairman reports the actions and determinations of the committee to the full Board on a regular basis.

The following table provides current committee membership information for each of the Board committees:

	Compensation/		Nominating and
Name	Stock Option	Audit	Corporate Governance
Theodor Krantz	X	*
Jeffrey B. Miller		X	X
J. Bruce Robinson			X
Anthony Sun	X		*
Reuben Wasserman	*	X

*	Committee Chairman

X	Committee Member

Mr. Krantz also served on the Nominating and Corporate Governance Committee until April 2014.

Compensation/Stock Option Committee

In accordance with its written charter, the Compensation/Stock Option Committee:

•

discharges the Board’s responsibilities relating to the compensation of Cognex’s executives, including the determination of the compensation of our Chief Executive Officer and other executive officers;

•	oversees our overall compensation structure, policies and programs;

•	administers our stock option and other equity-based plans;

•	reviews and makes recommendations to the Board regarding the compensation of our Directors; and

•	is responsible for producing the annual report included in this proxy statement.

Our Chief Executive Officer, other Cognex executives, and the Cognex Human Resources department support the Compensation/Stock Option Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding Cognex’s compensation programs. In addition, our Chief Executive Officer makes recommendations to the Compensation/Stock Option Committee on an annual basis regarding salary increases, potential bonuses, and stock option grants for each of our other executive officers. Our Chief Executive Officer also has been delegated the authority to approve stock options and other equity-based awards to non-executive employees of Cognex not to exceed 40,000 shares to any one individual in the aggregate per calendar year.

The Compensation/Stock Option Committee has sole authority under its charter to retain, approve fees for, determine the scope of the assignment of, and terminate advisors and consultants as it deems necessary to assist in the fulfillment of its responsibilities. The Compensation/Stock Option Committee typically does not retain compensation consultants, but may utilize independent third-party benchmarking surveys acquired by Cognex.

Committee meetings are regularly attended by our Chief Executive Officer, except when his compensation is being discussed, and may also include other executives at the invitation of the Committee. The Compensation/Stock Option Committee also meets in executive session as appropriate. The Compensation/Stock Option Committee met four times in 2014.

The full Board determines the compensation of our Directors, after considering any recommendations of the Compensation/Stock Option Committee.

Further information regarding the processes and procedures of the Compensation/Stock Option Committee for establishing and overseeing our executive compensation programs is provided under the heading “Compensation Discussion and Analysis.”

Audit Committee

For 2014, among other functions, the Audit Committee reviewed with our independent registered public accounting firm the scope of the audit for the year, the results of the audit when completed and the independent registered public accounting firm’s fees for services performed. The Audit Committee also appointed the independent registered public accounting firm and reviewed with management various matters related to our internal controls. The Audit Committee held five meetings during 2014.

The Board of Directors has determined that all members of the Audit Committee are financially literate, and that Mr. Krantz qualifies as an “audit committee financial expert” under the rules of the SEC.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee is responsible for identifying individuals qualified to serve as members of the Board and recommending to the Board nominees for election as directors at each annual meeting of shareholders and when vacancies in the Board occur for any reason. The Nominating and Corporate Governance Committee is also responsible for developing and recommending to the Board a set of corporate governance guidelines to assist and guide the Board in the exercise of its responsibilities, periodically reviewing these guidelines and recommending changes deemed appropriate, and coordinating any evaluations of the Board and its committees.

The Nominating and Corporate Governance Committee met once during 2014. The Nominating and Corporate Governance Committee met in February 2015 and recommended the Director nominees for election at the meeting.

Compensation/Stock Option Committee Interlocks and Insider Participation

No member of the Compensation/Stock Option Committee served as an officer or employee of Cognex or any of its subsidiaries, nor had any business relationship or affiliation with Cognex or any of its subsidiaries during 2014 other than his service as a Director.

Certain Relationships and Related Transactions

In accordance with its written charter, the Audit Committee conducts an appropriate review of all related party transactions for potential conflict of interest situations on an ongoing basis, and the approval of the Audit Committee is required for all related party transactions. Under our Code of Business Conduct and Ethics, any transaction or relationship engaged in by our employees that reasonably could be expected to give rise to a conflict of interest should be reported promptly to our Compliance Officer, who may notify our Board of Directors or a committee thereof as he deems appropriate. Actual or potential conflicts of interest involving a Director or named executive officer are required to be disclosed directly to the Chairman of our Board of Directors.

Director Nominees

When considering a potential candidate for membership on our Board of Directors, the Nominating and Corporate Governance Committee will consider any criteria it deems appropriate, including, among other things, the experience and qualifications of any particular candidate as well as such candidate’s past or anticipated contributions to our Board and its committees. At a minimum, each nominee is expected to have high personal and professional integrity and demonstrated ability and judgment to be effective, with the other Directors and management, in collectively serving the long-term interests of our shareholders. Each nominee is expected to be personable and support our “Work Hard, Play Hard and Move Fast” culture. And, each nominee is expected to have direct and significant experience in one or more industries or markets in which our company does, or plans to do, business, and/or significant senior-level management experience in functions or roles which are helpful to our company, such as, for example, finance, accounting, engineering, manufacturing, and sales and marketing.

In addition to the minimum qualifications set forth above, when considering potential candidates for our Board of Directors, the Nominating and Corporate Governance Committee seeks to ensure that the Board of Directors is comprised of a majority of independent Directors, that the committees of the Board are comprised entirely of independent Directors, and that at least one member of the Audit Committee qualifies as an “audit committee financial expert” under SEC rules. The Nominating and Corporate Governance Committee may also consider any other standards that it deems appropriate. Although there is no specific policy regarding diversity in identifying director nominees, both the Nominating and Corporate Governance Committee and our Board seek the talents and backgrounds that would be most helpful to Cognex in selecting director nominees. In particular, the Committee, when recommending director candidates to the full Board for nomination, may consider whether a Director candidate, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience.

In practice, the Nominating and Corporate Governance Committee generally will evaluate and consider all candidates recommended by our Directors, officers and shareholders. The Nominating and Corporate Governance Committee intends to consider shareholder recommendations for Directors using the same criteria as potential nominees recommended by the members of the Nominating and Corporate Governance Committee or others. The Nominating and Corporate Governance Committee did not receive any shareholder nominations for Director with respect to this meeting.

Shareholders who wish to submit Director candidates for consideration as nominees for election at our 2016 Annual Meeting of Shareholders should send such recommendations to the Secretary of Cognex Corporation at our executive offices on or before November 7, 2015. These recommendations must include:

•	the name and address of record of the shareholder;

•

a representation that the shareholder is a record holder of our common stock, or if the shareholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Exchange Act;

•

the name, age, business and residential address, educational background, current principal occupation or employment, and principal occupation or employment for the preceding ten full fiscal years of the proposed Director candidate;

•

a description of the qualifications and background of the proposed Director candidate which addresses the minimum qualifications described above and any other criteria for Board membership approved by the Board from time to time;

•	a description of all arrangements or understandings between the shareholder and the proposed Director candidate; and

•

the consent of the proposed Director candidate to be named in the proxy statement, to serve as a Director if elected at such meeting, and to give our company the authority to carry out a detailed and thorough investigation of his/her educational, professional, financial and personal history.

Shareholders must also submit any other information regarding the proposed Director candidate that is required to be included in a proxy statement filed pursuant to SEC rules. See also the information under the heading “Shareholder Proposals.”

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors currently consists of eight Directors and is divided into three classes, with one class being elected each year for a term of three years. We are proposing that Robert J. Shillman, Jeffrey B. Miller and Reuben Wasserman be elected to serve terms of three years and in each case until their successors are duly elected and qualified or until they sooner die, resign or are removed. Dr. Shillman, who was serving a term as a Director ending in 2017, previously indicated his desire to stand for re-election by the shareholders generally on an annual basis. As such, he is being nominated for re-election at the meeting in the seat formerly held by Patrick A. Alias.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF ROBERT J. SHILLMAN, JEFFREY B. MILLER AND REUBEN WASSERMAN.

The persons named in the accompanying proxy will vote, unless authority is withheld, “FOR” the election of the nominees named above. Our Board of Directors anticipates that each of the nominees, if elected, will serve as a Director. If any nominee is unable to accept election, the persons named in the accompanying proxy will vote for such substitute as our Board of Directors may recommend. Should our Board not recommend a substitute for any nominee, then the proxy will be voted for the election of the remaining nominees. There are no family relationships between any Director and executive officer of Cognex or its subsidiaries.

Information Regarding Directors

Set forth below is information furnished to us by the Director nominees and the incumbent Directors whose terms will continue after the meeting. The biographical description for each Director includes his age, all positions he holds with Cognex, his principal occupation and business experience over the past five years, and the names of other publicly held companies for which he currently serves as a director or has served during the past five years. It also includes the specific experience, qualifications, attributes and skills that led to our Board’s conclusion that he should serve as a director of Cognex or, with respect to each Director who is not standing for election, that the Board would expect to consider if it were making a conclusion currently as to whether he should serve as a director.

We believe that all of our directors have a reputation for integrity, honesty and adherence to high ethical standards. Each has demonstrated business acumen and an ability to exercise sound judgment as well as a commitment of service to Cognex and, to the extent applicable, our Board. Our Board did not currently evaluate whether the incumbent Directors who are not standing for election should serve as directors, as the terms for which they were previously elected continue beyond the meeting.

Nominated for a term ending in 2018:

Robert J. Shillman, 68, known to many as “Doctor Bob,” is the founder of Cognex. He has served as Chairman of the Board of Directors and as an executive officer of Cognex since the company’s founding in 1981. Dr. Shillman was Chief Executive Officer of Cognex from 1981 through March 2011, at which time, and upon his recommendation, Mr. Willett was promoted to fill that role. During the past five years, Dr. Shillman has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. We believe Dr. Shillman’s qualifications to continue to sit on our Board of Directors include his thirty-four years of executive leadership experience building Cognex to become the world’s largest and most successful company that specializes in machine vision.

Jeffrey B. Miller, 58, has served as a director since 2010. Mr. Miller is the former President of Markem Corporation, a leading global provider of product identification solutions, where he spent a 27-year career. In 2006, he managed the sale of the then-private company to Dover Corporation. Mr. Miller retired from Markem in 2008. Mr. Miller has served on numerous non-profit boards and local government agencies and commissions, and continues to devote significant time in an advisory and board capacity to non-profit organizations. Mr. Miller serves as a member of the Boards of Directors of two private companies. During the past five years, he has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. He holds an A.B. from Dartmouth College, and an M.B.A. from Harvard University. We believe Mr. Miller’s qualifications to sit on our Board of Directors include his industry and executive leadership experience.

Reuben Wasserman, 85, has served as a director since 1990. Mr. Wasserman has been an independent business consultant serving high-technology corporations and venture capital firms, and has served on numerous boards, since 1985. Prior to 1985, he was Vice President of Strategic Planning for Gould Electronics, Inc. During the past five years, Mr. Wasserman served as a member of the Board of Overseers of Lahey Clinic, the Board of Directors of AMR, Inc., the Advisory Board for the Threshold Program at Lesley University, and the Advisory Council Board of Scripps Florida Research Institution. Mr. Wasserman has a BSEE from the City College of New York, a MSEE in Computer Science from the University of Michigan, and further education at the Massachusetts Institute of Technology. We believe Mr. Wasserman is qualified to sit on our Board of Directors based on his years of experience providing strategic advisory services.

Serving a term ending in 2017:

Patrick A. Alias, 69, has served as a director since 2001. Mr. Alias has served as Senior Vice President of Cognex since April 2005, and previously was Executive Vice President from 1991 through April 2005. Prior to joining Cognex, Mr. Alias spent over 20 years in various high technology management positions in Europe, Japan and the United States. He holds Master’s Degrees in Electronics, Mathematics and Economics from IEP in Europe, and is a graduate of Harvard Business School’s Advanced Management Program. During the past five years, Mr. Alias has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. We believe Mr. Alias’s qualifications to sit on our Board of Directors include his four decades of experience working with high-technology companies, including nearly fifteen years as our company’s Executive Vice President of Worldwide Sales and Marketing, and his extensive management experience.

Theodor Krantz, 72, has served as a director since 2007. Mr. Krantz has been Vice President and Chief Financial Officer of Airmar Technology Corporation since May 2011, and previously was President from 2000 to 2011. He served as President, and later Chief Executive Officer, of Velcro Industries from 1984 to 1999. Mr. Krantz also serves, and has served for more than ten years, as a member of the Boards of Directors and Audit Committees of Hitchiner Manufacturing Company and Control Air, Inc. Mr. Krantz holds a B.A. from Princeton University, and an M.B.A. from Harvard University. We believe Mr. Krantz’s qualifications to sit on our Board of Directors include his extensive executive leadership experience and his accounting and financial management expertise.

J. Bruce Robinson, 72, has served as a director since 2013. Mr. Robinson was a consultant to Zygo Corporation, a worldwide supplier of optical metrology instruments, precision optics, and electro-optical design and manufacturing services, from 2010 to 2014. He was Chief Executive Officer of Zygo from 1999 to 2010 and Chairman of the Board of Directors from 2000 to 2009. Previously, he spent 25 years with The Foxboro Company. Mr. Robinson served as a member of the Board of Directors of Zygo, a publicly held company (ZIGO), from 2000 to 2010. Mr. Robinson holds a B.Sc. in Electrical Engineering from the University of Waterloo in Canada. We believe Mr. Robinson’s qualifications to sit on our Board of Directors include his executive experience and his expertise in the high-technology industry.

Serving a term ending in 2016:

Anthony Sun, 62, has served as a director since 1982. Mr. Sun served as a managing general partner and Chief Executive Officer of Venrock Associates, a venture capital partnership, from 1997 until his retirement in 2010. He joined Venrock in 1979 and was a general partner from 1980 to 1997. Mr. Sun also serves as a member of the Boards of Directors of several private companies. During the past five years, he served as a director of Keynote Systems, Inc. when it was a publicly held company (KEYN). We believe Mr. Sun’s qualifications to sit on our Board of Directors include his executive experience, his expertise in the high-technology industry including being a member of the Board of Directors of more than a dozen public high tech companies in the past, and the deep understanding of our company that he has acquired over thirty years of service on our Board.

Robert J. Willett, 47, has served as a director and as our Chief Executive Officer since 2011. Mr. Willett joined Cognex in 2008 as President of the Modular Vision Systems Division, and was promoted in 2010 to President and Chief Operating Officer. He came to Cognex from Danaher Corporation, a diversified manufacturer of industrial controls and technologies, where he served as Vice President of Business Development and Innovation for the Product Identification Business Group and prior to that as President of Videojet Technologies, a leader in coding and marking products. Mr. Willett also served as Chief Executive Officer of Willett International Ltd., a coding and marking company which was sold to Danaher and merged with Videojet. During the past five years, Mr. Willett has not served as a member of the Board of Directors of another publicly held company or of a registered investment company. He holds a B.A. from Brown University, and an M.B.A. from Yale University. We believe Mr. Willett’s qualifications to sit on our Board of Directors include his experience in the machine vision industry, his executive leadership experience and his knowledge of our company through his various management roles.

DIRECTOR COMPENSATION

The following table sets forth the compensation earned by or awarded to each Director who served on our Board of Directors in 2014, other than Dr. Shillman and Mr. Willett. Details of Dr. Shillman’s and Mr. Willett’s compensation are set forth under the heading “Executive Compensation—Summary Compensation Table.”

Director Compensation Table—2014

Name	Fees Earned or Paid in Cash	Option Awards(1)(2)	All Other Compensation(3)	Total Compensation
Patrick A. Alias	$0	$269,719	$184,339	$454,058
Theodor Krantz	$48,825	$200,363	$0	$249,188
Jeffrey B. Miller	$42,525	$200,363	$0	$242,888
J. Bruce Robinson	$37,800	$231,188	$0	$268,988
Anthony Sun	$39,900	$200,363	$0	$240,263
Reuben Wasserman	$39,375	$200,363	$0	$239,738

(1)	In 2014, each Director other than Dr. Shillman and Mr. Willett were granted options to purchase 13,000 shares of our common stock at an exercise price of $39.31 per share on February 18, 2014 (except that Mr. Alias was granted options to purchase 17,500 shares, and Mr. Robinson was granted options to purchase 15,000 shares, instead of 13,000 shares). These options have a ten-year life and vest in four equal annual installments commencing on February 18, 2015. Amounts listed in this column represent the aggregate grant date fair value of these options granted but disregarding estimated forfeitures for this purpose. The methodology and assumptions used to calculate the grant date fair value are described in Note 15, “Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Cognex recognizes the grant date fair value as an expense for financial reporting purposes over the service-based vesting period. See also the information under the heading “Director Compensation—Elements of Director Compensation.”

(2)	Each Director, other than Dr. Shillman and Mr. Willett, had the following unexercised options outstanding at December 31, 2014: Mr. Alias, options to purchase 80,000 shares; Mr. Krantz, options to purchase 130,250 shares; Mr. Miller, options to purchase 98,000 shares; Mr. Robinson, options to purchase 35,000 shares; Mr. Sun, options to purchase 116,500 shares; and Mr. Wasserman, options to purchase 80,500 shares. The Directors listed above did not forfeit any stock option grants in 2014.

(3)	Amounts listed in this column include salary of $92,343 and a bonus under our annual bonus program of $90,000, both of which were earned by Mr. Alias during 2014 in his capacity as a non-executive employee of Cognex. Also includes insurance premiums of $1,996.

Elements of Director Compensation

The following table sets forth the elements of compensation in 2014 for our non-employee directors for their service on our Board of Directors and its committees. Dr. Shillman and Mr. Willett, both of whom are executive officers of Cognex, receive no compensation to serve on our Board, and Mr. Alias, who is a non-executive employee of Cognex, receives no additional cash compensation for his service on the Board.

Type of Fee	Board of Directors	Compensation/ Stock Option Committee(1)	Audit Committee(1)	Nominating and Corporate Governance Committee
Annual cash retainer	$10,500	$2,100	$4,725	$525
Meeting fee	$5,250	$525	$1,575
Telephonic meeting fee	$525		$525
Annual Chairman fee			$4,200

(1)	A fee for attending a committee meeting is paid if the meeting is not held in conjunction with a regular Board meeting, or for participation in discussions that are beyond the scope covered by the annual cash retainer.

In 2014, each Director (other than Dr. Shillman, Mr. Willett, Mr. Alias and Mr. Robinson) also received his 2014 annual grant of options to purchase 13,000 shares of our common stock at an exercise price of $39.31 per share that began vesting on February 18, 2015. Mr. Alias was granted options to purchase an additional 4,500 shares (17,500 total shares) as compensation for services performed by him as an employee of Cognex. Mr. Robinson was granted options to purchase an additional 2,000 shares (15,000 total shares) in conjunction with his joining the Board. All of the options described in this paragraph have a ten-year term, vest in four equal annual installments and have an exercise price equal to the closing price of our common stock as reported by Nasdaq on the date of grant.

COMPENSATION POLICIES AND PROCEDURES

Cognex’s approach to compensation and performance management is to provide a competitive total compensation package with periodic reviews to encourage ongoing high-quality performance. We strive to hire, retain and promote talented individuals based on their achievements, to reward employees based on their overall contribution to the success of our company, and to motivate employees to continue increasing shareholder value.

In addition to salary, total compensation may include overtime pay, commissions, stock options and potential bonuses depending on the employee’s job and level within Cognex. It also includes benefits consistent with our “Work Hard, Play Hard and Move Fast” culture that recognize employee achievement and encourage new levels of success, such as President’s Awards, which are given annually to our top performers, and Perseverance Awards, which reward employee longevity, commitment and loyalty. Other benefits available to all employees include company-paid basic group term life insurance, basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

The Compensation/Stock Option Committee oversees the compensation program for all Cognex employees. The Committee has discussed the concept of risk as it relates to our compensation program and does not believe that our compensation program is structured to encourage excessive or inappropriate risk taking for the following reasons:

•

Compensation consists of both fixed and variable components. The fixed portion (i.e. base salary) provides a steady income to our employees regardless of the performance of our company or stock price. The variable portion (i.e. annual company bonus and stock option awards) is based upon company and stock price performance. This mix of compensation is designed to motivate our employees, including our named executive officers, to produce superior short- and long-term corporate performance without taking unnecessary or excessive risks to the detriment of important business metrics.

•

For the variable portion of compensation, the company bonus is an annual program and is focused on profitability, while the stock option program generally have a four year service-based vesting period and is focused on stock price performance. We believe that these programs provide a check on excessive risk taking because to inappropriately benefit one would be a detriment to the other.

For example, focusing solely on profitability would be detrimental to our company over the long term, ultimately harming our stock price and the value of stock options. In addition, we prohibit all hedging transactions involving Cognex stock by our Board of Directors and certain employees who have regular access to material non-public information, including our named executive officers, so that they cannot insulate themselves from the effects of poor stock performance. And, any Cognex employee engaged in short sales of Cognex stock is subject to immediate termination.

•

In order for any employee to be eligible for a company bonus, Cognex must first achieve certain financial goals that are established annually by the Compensation/Stock Option Committee related to profitability (we refer to this metric as “operating margin”). Operating margin for our corporate employees, which includes our named executive officers, is based upon our consolidated financial results while operating margin for division employees is based upon the financial results of either our company’s Modular Vision Systems Division or Surface Inspection Systems Division, as the case may be. We believe that focusing on profitability rather than other measures encourages a balanced approach to performance and emphasizes consistent behaviour across the organization.

•	Our annual bonus program is capped, which we believe mitigates excessive risk taking by limiting bonus payouts even if our company dramatically exceeds its operating margin target.

•	Our annual bonus program has been structured around attaining a certain level of profitability for many years and we have seen no evidence that it encourages unnecessary or excessive risk taking.

•

The calculation of our operating margin target is defined annually by our Compensation/Stock Option Committee and is designed to keep it from being susceptible to manipulation by any employee, including our named executive officers. We have a Code of Business Conduct and Ethics that covers, among other things, accuracy of books and records. And, pre-dating this code is our company’s ten corporate values, which include integrity, that are the basis for ensuring we maintain the highest ethical standards in all that we do.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

We maintain a performance-based compensation philosophy. The compensation program for our named executive officers utilizes a combination of base salaries, annual bonuses and stock option awards. We target paying our named executive officers a base salary that is in the mid-range of benchmarks from the Radford Executive Compensation Report, which is an independent third-party survey of compensation practices by companies in the high-technology industry; we establish a potential annual bonus that is market competitive and linked to individual and company performance objectives; and we grant stock options in a manner that aligns the interests of our named executive officers with those of our shareholders.

Total compensation for our named executive officers also includes other benefits that are available to all Cognex employees generally. This includes Perseverance Awards (which reward employee longevity, commitment and loyalty), company-paid basic group term life insurance and basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, and tuition reimbursement.

The Compensation/Stock Option Committee, which consists entirely of independent directors, reviews and approves all compensation for our named executive officers, using its judgment and experience in determining the mix of compensation. The Committee views salary and bonuses as short-term compensation to reward our named executive officers for meeting individual and company performance objectives, and stock option awards as a reward for increasing shareholder value and improving corporate performance over the long term. The Compensation/Stock Option Committee also believes that the stock option program is instrumental in our ability to recruit, retain and motivate our high caliber employees.

Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Cognex’s annual budget for that year, which typically occurs at the end of the prior fiscal year.

Say-on-Pay Feedback from Shareholders

At our 2014 Annual Meeting of Shareholders, approximately 99% of the votes cast on the say-on-pay proposal were in favor of the approval of the compensation of our named executive officers, with only 1% of the votes cast against such proposal. The Compensation/Stock Option Committee believes that this shareholder vote endorses the compensation philosophy of our company, and the Compensation/Stock Option Committee did not make any changes to our executive compensation program as a result of the say-on-pay vote by our shareholders. We have conducted an advisory vote on the compensation of our named executive officers on an annual basis since the last advisory vote on the frequency of such say-on-pay proposals in 2011.

2014 Business Results

Cognex reported record financial results for 2014 with the highest revenue, net income and earnings per share in our 34-year history. Revenue was a record $486 million in 2014, a 37% increase over the $354 million reported for the prior year. We were also highly profitable with record net income of $121 million representing 25% of annual revenue, a significant expansion over the net margin reported for 2013 even with the significant investments we made in new product development and in our sales and support organization to drive long-term growth. We brought new products to market, and we broadened our global footprint in high-potential geographies for machine vision. We were pleased with these achievements in 2014.

Compensation Program Highlights

Our executive compensation program is designed to be largely performance-based with base salary providing a steady income to our employees and the annual company bonus and stock option awards based upon individual, company and stock price performance. In its deliberations of compensation for our named executive officers, the Compensation/Stock Option Committee considers the following:

•	the levels of responsibility associated with each executive’s position;

•	the past performance of the individual executive;

•	the extent to which individual, departmental and company-wide goals have been met;

•	the overall competitive environment and the level of compensation necessary to attract and retain talented and motivated individuals in key positions;

•	the recommendations of our Chief Executive Officer with respect to the salary increases, potential bonuses and stock option grants for those executive officers that report to him; and

•	the outcome of advisory shareholder votes on executive compensation (commonly known as “say-on-pay” proposals).

The Compensation/Stock Option Committee also considers ways to maximize deductibility of executive compensation under U.S. tax laws, while retaining the discretion of the Compensation/Stock Option Committee as is appropriate to compensate executive officers at levels commensurate with their responsibilities and achievements.

Neither Cognex nor the Compensation/Stock Option Committee typically uses compensation consultants other than independent third-party benchmarking surveys of annual compensation paid by companies in the high-technology industry, such as the Radford Executive Compensation Report described above.

Base Salary

In determining the base salaries paid to our named executive officers for fiscal year 2014, the Compensation/Stock Option Committee considered, in particular, their levels of responsibility, salary increases awarded in the past, and the executive’s experience and potential. The base salary approved for each of our named executive officers for fiscal year 2014 was made based on the following criteria:

•

the Radford Executive Compensation Report’s benchmarking survey of annual compensation paid by companies in the high-technology industry that have between $250 million and $500 million of annual revenue, with our named executive officers’ salaries in 2014 falling below the 50th percentile of their position;

•	the levels of responsibility associated with each executive’s position;

•	the past performance of the individual employee; and

•	the increase in salary levels approved by our Board of Directors in the fourth quarter of 2013 in conjunction with its approval of our annual budget for fiscal year 2014.

Messrs. Willett and Morin received salary increases in 2014 of 4.2% and 3.5%, respectively. Dr. Shillman’s salary was reduced by 7% to $200,000, which he elected to forgo as in prior years and, as requested by him, we donated this amount to a public charity.

Annual Company Bonuses

The Compensation/Stock Option Committee views annual company bonuses as a way to reward employees for meeting individual and company performance objectives. All Cognex employees, including our named executive officers, are eligible to participate in the performance-based annual company bonus program except for those employees on a sales commission plan. The Compensation/Stock Option Committee approves the annual company bonus plan in conjunction with our Board of Directors’ approval of Cognex’s annual budget, which typically takes place at the end of the prior fiscal year.

The annual company bonus plan is designed to be variable. In order for any employee to be eligible for an annual company bonus, Cognex must first achieve financial goals set forth in the annual budget related to budgeted non-GAAP operating income as a percentage of revenue (we refer to this metric as “operating margin”). Once the operating margin criterion is met, the amount each employee at director level and above, which includes our named executive officers, receives depends upon the achievement of individual performance goals, which are established annually.

The Compensation/Stock Option Committee determined that operating margin is an appropriate metric for our bonus plan because the Committee believes employee performance is integral in achieving desired levels of company profitability. Non-GAAP operating income as used in the calculation of operating margin for purposes of our bonus program is calculated by adjusting our operating income as determined in accordance with generally accepted accounting principles (GAAP) for expense related to stock options and other equity-based awards and foreign currency gains or losses. Operating margin for our corporate employees, which includes our named executive officers, is based upon our consolidated financial results. For division employees, operating margin is based upon the financial results of either our company’s Modular Vision Systems Division or our Surface Inspection Systems Division, as the case may be.

In order for any cash bonus to be paid to an employee, a minimum level of operating margin for the company or division, as the case may be, must be achieved. Once the minimum level has been achieved, each employee’s eligible bonus is calculated as follows:

•

if the actual operating margin is above the minimum level but below the operating margin target in the annual budget, each employee is eligible to receive a pro-rata portion of his or her target bonus;

•	if the actual operating margin is equal to the operating margin target in the annual budget, each employee is eligible to receive 100% of his or her target bonus; and

•

if the actual operating margin is above the operating margin target in the annual budget, all “exempt” employees are eligible to receive an additional amount depending upon his or her grade level up to a maximum level approved by the Compensation/Stock Option Committee. The payout is scaled in such a way that this additional amount is funded by a portion of the incremental operating income above Cognex’s operating margin target. (“Exempt” employees are those employees who receive an annual salary and are exempt from certain wage and hour laws.)

The Compensation/Stock Option Committee approves the target bonus for each employee at director level and above, which includes our named executive officers, and the amount by which each individual can participate in any increase due to company or division performance, as the case may be, in excess of the operating margin target. The target bonus amount is based upon a percentage of base salary with the percentage based upon the individual’s grade level. Individual performance goals are established annually and generally relate to near-term strategic, financial and operational performance that supports the company’s business objectives. A weighting is assigned to each individual performance goal. For fiscal year 2014:

•

the target bonus for Dr. Robert J. Shillman, our Executive Chairman, was $100,000, with the opportunity to earn 0-250% of this amount based on company performance and the achievement of individual performance goals;

•

the target bonus for Robert J. Willett, our President and Chief Executive Officer, was $243,750, with the opportunity to earn 0-300% of this amount based on company performance and the achievement of individual performance goals; and

•

the target bonus for Richard A. Morin, our Executive Vice President and Chief Financial Officer, was $162,250, with the opportunity to earn 0-200% of this amount based on company performance and the achievement of individual performance goals.

The Compensation/Stock Option Committee believes that the payment of an annual company bonus based upon the achievement of company and individual performance goals is an appropriate way to reward our named executive officers for meeting performance objectives while also achieving desired levels of company profitability.

The consolidated operating margin target for 2014 was consistent with our long-term financial model of 20% to 30% of revenue. The actual consolidated operating margin was 33%, which was above the target. As a result, each of our named executive officers was eligible to receive 100% of his bonus target plus an additional amount depending upon his grade level and up to a maximum level approved by the Compensation/Stock Option Committee. The annual bonuses for 2014 for our named executive officers are listed under the heading “Executive Compensation—Summary Compensation Table” and will be paid in the first quarter of 2015. Consistent with prior years, Dr. Shillman elected to forgo his 2014 bonus, and, as requested by him, we will donate this amount to a public charity.

Stock Option Awards

Cognex’s stock option program is intended to reward the majority of our exempt employees, which includes our named executive officers, for their efforts in building shareholder value and improving corporate performance over the long-term. The Compensation/Stock Option Committee believes that the stock option program is instrumental in our ability to recruit, retain and motivate our high caliber employees.

The Compensation/Stock Option Committee approves the options granted to our named executive officers on an individual basis. Our Chief Executive Officer has been delegated the authority to approve stock options and other equity-based awards to our non-executive employees not to exceed 40,000 shares to any one individual in the aggregate per calendar year.

Each year, the Compensation/Stock Option Committee determines the stock options to be granted to current employees in the form of annual grants by considering, among other factors, the impact of the options on shareholder dilution. We have always been, and will continue to be, sensitive to shareholders’ concerns about the increase in the number of outstanding shares caused by new option grants. During the past ten years, we have steadily reduced our net yearly option grants from 5% of average outstanding shares in fiscal 2004 to 2.4% of average outstanding shares in fiscal 2014. We intend to continue to actively manage our use of shares each year.

In addition to reducing the number of options granted each year, we also have substantially reduced share dilution by purchasing shares using the cash generated by the exercise of those employee options. During the period of 2004 to 2014, we utilized those proceeds to repurchase 23,352,744 shares of Cognex common stock on the open market. As a result, the number of outstanding shares has decreased by 6.3% from January 1, 2004 to December 31, 2014.

The stock options granted to our named executive officers in 2014 as part of our annual grants were consistent with the vesting schedules and expiration dates of the majority of the options granted to employees during the year except that Mr. Morin’s annual grant vests in three years rather than four years.

During 2014, the Compensation/Stock Option Committee granted Mr. Willett options to purchase 640,000 shares of our common stock in addition to his annual grant. These options consist of three grants as follows: 1) an option to purchase 240,000 shares which vests in four equal annual installments commencing on November 3, 2015; 2) an option to purchase 200,000 shares which vests in one installment on November 3, 2019; and 3) an option to purchase 200,000 shares which vests in one installment on November 3, 2020, subject in each case, to Mr. Willett’s continued employment with Cognex. In determining the number of option shares and vesting schedule, the Compensation/Stock Option Committee considered various criteria including: the Radford Executive Compensation Report’s benchmarking survey referred to above; the fact that the initial stock option grants provided to Mr. Willett upon commencement of his employment with Cognex had vested earlier in the year; and Mr. Willett’s level of responsibility, experience and potential. The Compensation/Stock Option Committee utilizes a mix of compensation for Mr. Willett in order to provide him with greater incentive to increase shareholder value and improve corporate performance over the long term. In that regard, Mr. Willett’s annual base salary for 2014 was set below the 50th percentile of his position per the Radford Executive Compensation Report’s benchmarking survey and he was granted a larger number of options with extended vesting periods. Mr. Willett will not be eligible to participate in our annual grants until 2016.

Our policy is to grant stock options on certain fixed dates. The annual grants are predetermined to occur each year on the fourth Monday in January of such year. The options for employees hired or promoted during a month are granted on the last Monday of that month. If any such Monday falls within a designated quiet period, then the grants will instead be made on the first Monday following the completion of the quiet period. If Nasdaq is closed on the appropriate Monday as described above, then the grants will instead be made on the next day that Nasdaq is open for trading. The Compensation/Stock Option Committee retains the discretion to grant options at such other times as it may otherwise deem appropriate. The exercise price for all stock options and other equity-based awards granted in 2014 equals the closing price of our common stock on Nasdaq on the date of grant.

The Compensation/Stock Option Committee believes that the primary purpose of stock option awards is to align employee interests with the interests of our shareholders, and to provide our employees, including our named executive officers, with incentives to increase shareholder value over time. Change of control transactions typically represent events where our shareholders are realizing the value of their equity interests in our company. We believe it is appropriate for our Directors and named executive officers to share in this realization of shareholder value.

As such, all options held by our non-employee Directors, Mr. Alias, Dr. Shillman and Mr. Morin are subject to immediate vesting upon a “change of control” of Cognex. The options held by Mr. Willett are subject to immediate vesting if there is a “change of control” and if his employment is involuntarily terminated within twelve months following the transaction, other than the stock options granted to him in November 2014. With respect to these November 2014 grants, (a) there is no acceleration of vesting in connection with a change of control with respect to the grant of stock options to purchase 240,000 shares which vest in four equal annual installments, and (b) the grants of options to purchase 400,000 shares subject to cliff vesting will become fully vested if the two conditions above are satisfied, but only to the extent that such options would have otherwise vested within two years from the date of termination of his employment. In providing for the immediate vesting of Mr. Morin’s options, the Compensation/Stock Option Committee noted that, given his role with Cognex, it was unlikely that his employment with Cognex would be continued following a change of control transaction.

We do not have a stock ownership policy for our named executive officers or members of our Board of Directors.

COMPENSATION/STOCK OPTION COMMITTEE REPORT

The Compensation/Stock Option Committee administers the compensation program for Cognex’s executive officers. The Compensation/Stock Option Committee is composed of Directors who qualify as “independent” under the applicable listing standards of Nasdaq.

The Compensation/Stock Option Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on that review and discussion, the Compensation/Stock Option Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

The foregoing report has been approved by all members of the Compensation/Stock Option Committee.

COMPENSATION/STOCK OPTION COMMITTEE

Reuben Wasserman, Chairman

Theodor Krantz

Anthony Sun

EXECUTIVE COMPENSATION

Summary Compensation Table—2014

The following table sets forth the total compensation awarded to, earned by or paid to our Chief Executive Officer, our Chief Financial Officer, and our other executive officer in fiscal years 2012, 2013 and 2014 (who we refer to collectively as the “named executive officers”).

Name and Principal Position	Year	Salary(1)	Option Awards(2)		Non-Equity Incentive Plan Compensation(1)	All Other Compensation(3)	Total Compensation
Robert J. Shillman	2014	(4)	$0	(5)	(4)	$14,389	$464,389	(4)
Chairman of the Board	2013	(4)	$0	(5)	(4)	$6,593	$425,306	(4)
and Chief Culture Officer	2012	(4)	$0	(5)	(4)	$14,298	$358,555	(4)
Robert J. Willett	2014	$376,115	$12,524,725	(6)	$712,681	$7,372	$13,620,893
President and	2013	$373,961	$808,000		$443,430	$1,004	$1,626,395
Chief Executive Officer	2012	$351,346	$0		$184,971	$8,400	$544,717
Richard A. Morin	2014	$296,250	$593,732		$324,500	$22,879	$1,237,361
Executive Vice President	2013	$295,788	$484,800		$282,189	$3,841	$1,066,618
and Chief Financial Officer	2012	$276,058	$0		$133,117	$11,064	$420,239

(1)	Salary and bonus amounts are presented in the year earned. The payment of such amounts may have occurred in other years.

(2)	Represents the aggregate grant date fair value of options granted to each named executive officer in each year presented but disregarding estimated forfeitures for this purpose. The methodology and assumptions used to calculate the grant date fair value are described in Note 15, “Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014. Cognex recognizes the grant date fair value as an expense for financial reporting purposes over the service-based vesting period. No stock option grants to a named executive officer were forfeited in 2012, 2013 or 2014.

(3)	Amounts listed in this column include payments of $10,000 in 2014 for travel, lodging and entertainment made by Cognex for Mr. Morin related to his 15-year Perseverance Award, which all Cognex employees and Directors are eligible to receive.

(4)	Dr. Shillman elected to forgo his base salary of $225,000, $215,000 and $200,000 in 2012, 2013 and 2014, respectively, and his annual company bonus of $119,257, $203,713 and $250,000 in 2012, 2013 and 2014, respectively. As requested by him, we have or will donate these amounts to a public charity. Notwithstanding the foregoing, these amounts are included in the amount shown in the “Total Compensation” column.

(5)	Dr. Shillman declined to accept annual option awards for 2012, 2013 and 2014 when offered by the Compensation/Stock Option Committee as he feels that he has been adequately rewarded in the past and would prefer that any options that would be granted to him be available for granting to other employees.

(6)	During 2014, Mr. Willett was awarded his annual option grant plus three additional option grants with extended vesting periods in order to provide him with greater incentive to increase shareholder value and improve corporate performance over the long term. Mr. Willett will not be eligible to participate in our annual grants until 2016.

Grants of Plan-Based Awards Table—2014

The following table sets forth information regarding non-equity incentive plans and option grants to our named executive officers in fiscal year 2014.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Option Awards: Number of Securities Underlying Options		Exercise or Base Price of Option Awards (Per Share)	Grant Date Fair Value of Option Awards(2)
Name	Grant Date	Thresh- old	Target	Maxi- mum
Robert J. Shillman	—	$0	$100,000	$250,000	—		—	—

Robert J. Willett	—	$0	$243,750	$731,250	—		—	—
	2/18/14				90,000	(3)	$39.31	$1,387,125
	11/3/14				240,000	(4)	$40.39	$3,735,600
	11/3/14				200,000	(5)	$40.39	$3,628,000
	11/3/14				200,000	(6)	$40.39	$3,774,000

Richard A. Morin	—	$0	$162,250	$324,500	—		—	—
	2/18/14				40,000	(7)	$39.31	$593,732

(1)	The amounts shown in the threshold, target and maximum columns reflect the minimum, target and maximum amounts, respectively, that are payable under Cognex’s annual company bonus program as described under the heading “Compensation Discussion and Analysis.” The actual payout with respect to 2014 for each named executive officer is shown in the Summary Compensation Table in the column titled “Non-Equity Incentive Plan Compensation.”

(2)	The methodology and assumptions used to calculate the grant date fair value of the options granted to each named executive officer in 2014 are described in Note 15, “Stock-Based Compensation” of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, but disregarding for this purpose the estimate of forfeitures related to service-based vesting conditions.

(3)	These options have a ten-year term and became exercisable in four equal annual installments commencing on February 18, 2015.

(4)	These options have a ten-year term and become exercisable in four equal annual installments commencing on November 3, 2015.

(5)	These options have a ten-year term and become exercisable in one installment on November 3, 2019.

(6)	These options have a ten-year term and become exercisable in one installment on November 3, 2020.

(7)	These options have a ten-year term and became exercisable in three equal annual installments commencing on February 18, 2015.

Discussion of Summary Compensation and Grants of Plan-Based Awards Tables

Compensation to our named executive officers consists primarily of salary, bonus and stock option awards as well as other benefits which are also available to all Cognex employees generally. These benefits include company-paid basic group term life insurance, basic accidental death and dismemberment insurance, an employer match of eligible compensation that employees invest in their 401(k) accounts, tuition reimbursement, and benefits consistent with our “Work Hard, Play Hard and Move Fast” culture such as Perseverance Awards, which reward employee longevity, commitment, and loyalty. Cognex’s executive compensation policies, pursuant to which the compensation set forth in the Summary Compensation Table and Grants of Plan-Based Awards Table was paid or awarded, are described under the heading “Compensation Discussion and Analysis.”

Messrs. Willett and Morin received salary increases in 2014 of 4.2% and 3.5%, respectively. Dr. Shillman’s salary was reduced by 7% to $200,000, which he elected to forgo as in prior years and, as requested by him, we donated this amount to a public charity. (Percentages may not be able to be recalculated based upon the salaries set forth in the Summary Compensation Table if the salary change took place during the fiscal year.)

Cognex provides each named executive officer with the opportunity to earn a cash bonus pursuant to a performance-based annual company bonus program that is based first on the achievement of the consolidated financial goal set forth in Cognex’s annual budget related to non-GAAP operating income as a percentage of revenue (we refer to this metric as “operating margin”), and then on the achievement of individual performance goals, which are also established annually. The Compensation/Stock Option Committee approves the target bonus for each named executive officer. For 2014, the target bonus for Dr. Shillman was $100,000, with the opportunity to earn 0-250% of this amount; the target bonus for Mr. Willett was $243,750, with the opportunity to earn 0-300% of this amount; and the target bonus for Mr. Morin was $162,250, with the opportunity to earn 0-200% of this amount.

During 2014, Cognex’s actual consolidated operating margin was 33%, which was above the target. As a result, each of our named executive officers was eligible to receive up to his maximum potential bonus depending upon the achievement of his individual performance goals. Dr. Shillman and Mr. Morin achieved 100% of his individual performance goals and Mr. Willett achieved 98% of his individual performance goals.

Messrs. Willett and Morin participated in our 2014 annual stock option grants, which were completed in the first quarter of 2014. Dr. Shillman declined to accept an annual option award for 2014 when offered by the Compensation/Stock Option Committee as he feels that he has been adequately rewarded in the past and would prefer that any options that would be granted to him be available for granting to other employees. The annual option grants in 2014 to our named executive officers were consistent with the vesting schedules and expiration dates of the majority of grants made to our other employees in 2014 except that Mr. Morin’s annual grant vests in three years rather than four years. During 2014, Mr. Willett was awarded three additional option grants with extended vesting periods in order to provide him with greater incentive to increase shareholder value and improve corporate performance over the long term. Mr. Willett will not be eligible to participate in our annual grants until 2016. A total of 2,044,850 options were granted to Cognex employees in fiscal year 2014.

None of our named executive officers were granted options in 2012 to purchase shares of our common stock because our 2012 annual grants, which typically would have been completed in the first quarter of 2012, were instead completed in the fourth quarter of 2011 with extended vesting periods to utilize shares available for grant to non-executive employees under our 2001 General Stock Option Plan before it was scheduled to expire in December 2011 (shareholders subsequently approved an extension of the expiration date of the plan to September 2021). In order to minimize administrative efforts, Messrs. Willett and Morin participated in the 2012 annual grants in 2011 even though their shares were granted under a different option plan (Dr. Shillman declined to accept his option award). All employees who received their 2012 annual grant in 2011, including our named executive officers, were not eligible to participate in annual grants until fiscal year 2013.

Option Exercises and Stock Vested Table—2014

The following table sets forth the amounts realized in fiscal year 2014 by our named executive officers as a result of option exercises.

	Option Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)
Robert J. Shillman	0	$0
Robert J. Willett	150,000	$4,005,103
Richard A. Morin	45,000	$1,357,002

(1)	The value realized on exercise represents the difference between the exercise price of the stock option and the trading price of our common stock on Nasdaq upon exercise of the stock option, multiplied by the number of shares underlying the option exercised.

Table of Outstanding Equity Awards at Fiscal Year-End—2014

The following table sets forth the number of options to purchase shares of our common stock held by our named executive officers at December 31, 2014 (Dr. Shillman is not listed because he did not hold any unexercised options on that date).

Name	Number of Securities Underlying Unexercised Options (Exercisable)	Number of Securities Underlying Unexercised Options (Unexercisable)	Option Exercise Price	Option Expiration Date	Foot Note
Robert J. Willett	50,000	0	$13.57	6/17/18	(1)
	50,000	0	$13.57	6/17/18	(2)
	100,000	0	$9.63	3/15/20	(3)
	25,000	0	$8.88	6/11/20	(4)
	75,000	25,000	$15.34	2/14/21	(5)
	0	200,000	$12.38	3/18/21	(6)
	50,000	50,000	$16.80	11/2/21	(7)
	25,000	75,000	$21.06	2/13/23	(8)
	0	90,000	$39.31	2/18/24	(9)
	0	240,000	$40.39	11/3/24	(10)
	0	200,000	$40.39	11/3/24	(11)
	0	200,000	$40.39	11/3/24	(12)
Richard A. Morin	0	15,000	$15.34	2/14/21	(5)
	15,000	30,000	$16.80	11/2/21	(7)
	15,000	45,000	$21.06	2/13/23	(8)
	0	40,000	$39.31	2/18/24	(13)

(1)	This option became exercisable in one installment on June 17, 2013.

(2)	This option became exercisable in one installment on June 17, 2014.

(3)	This option became exercisable in four equal annual installments commencing on March 15, 2011.

(4)	This option became exercisable in four equal annual installments commencing on June 11, 2011.

(5)	This option became exercisable in four equal annual installments commencing on February 14, 2012.

(6)	This option becomes exercisable in one installment commencing on March 18, 2015.

(7)	This option became exercisable in four equal annual installments commencing on February 13, 2013.

(8)	This option became exercisable in four equal annual installments commencing on February 13, 2014.

(9)	This option became exercisable in four equal annual installments commencing on February 18, 2015.

(10)	This option becomes exercisable in four equal annual installments commencing on November 3, 2015.

(11)	This option becomes exercisable in one installment on November 3, 2019.

(12)	This option becomes exercisable in one installment on November 3, 2020.

(13)	This option became exercisable in three equal annual installments commencing on February 18, 2015.

EMPLOYMENT AGREEMENT WITH ROBERT J. WILLETT

We entered into an employment agreement with Mr. Willett in June 2008 when he joined our company as Executive Vice President and President of the Modular Vision Systems Division which entitles him to receive only those benefits that are available to all Cognex employees generally.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

All stock option agreements covering the unvested options held by our non-employee Directors, Mr. Alias, Dr. Shillman and Mr. Morin provide for such options to vest immediately upon a “change of control” of Cognex, which is defined as a corporate transaction in which the holders of Cognex common stock before the transaction control less than 51% of the stock of Cognex or any successor corporation after the transaction

All stock option agreements covering unvested options held by Mr. Willett provide for any unvested options held by him to become fully vested if the following two conditions are met: 1) there is a “change in control” of Cognex (as defined above); and 2) his employment is involuntarily terminated within twelve months following such transaction, other than the stock options granted to him in November 2014. With respect to these November 2014 grants, (a) there is no acceleration of vesting in connection with a change of control with respect to the grant of stock options to purchase 240,000 shares which vest in four equal annual installments, and (b) the grants of options to purchase 400,000 shares subject to cliff vesting will become fully vested if the two conditions above are satisfied, but only to the extent that such options would have otherwise vested within two years from the date of termination of his employment.

The following table indicates the amount of unvested shares held by each named executive officer that would have become fully exercisable assuming that with respect to Dr. Shillman’s and Mr. Morin’s option grants, a change of control of Cognex occurred at December 31, 2014, and with respect to the options granted to Mr. Willett, the termination of his employment occurred in the circumstances described above at December 31, 2014 following a change of control. These amounts are estimates only and do not necessarily reflect the actual number of shares that would accelerate or their value, which would only be known at the time that the individual becomes entitled to the accelerated vesting of his options.

Name	Number of Option Shares That Would Have Accelerated Vesting	Value of Option Shares That Would Have Accelerated Vesting(1)
Robert J. Shillman	0	$0
Robert J. Willett	440,000	$9,368,300
Richard A. Morin	130,000	$2,118,700

(1)	Amounts shown in this column are based on the positive difference between the closing price of our common stock on Nasdaq on December 31, 2014 ($41.33) and the exercise prices for such options.

PROPOSAL 2: RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Grant Thornton LLP (Grant Thornton) as Cognex’s independent registered public accounting firm to examine the consolidated financial statements of Cognex and its subsidiaries for the fiscal year ended December 31, 2015. Grant Thornton served as Cognex’s independent registered public accounting firm for fiscal years 2013 and 2014. Although ratification by shareholders is not required by law or by our by-laws, the Audit Committee believes that submission of its selection to shareholders is a matter of good corporate governance. Even if the selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time if the Audit Committee believes that such a change would be in the best interests of our company and its shareholders. If our shareholders do not ratify the selection of Grant Thornton, the Audit Committee will take that fact into consideration, together with such other factors as it deems relevant, in determining its next selection of an independent registered public accounting firm. A representative of Grant Thornton is expected to be present at our 2015 Annual Meeting of Shareholders, and will have the opportunity to make a statement if he or she so desires and to respond to appropriate questions.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE RATIFICATION OF THE SELECTION OF GRANT THORNTON LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2015.

Fees Paid to Independent Registered Public Accounting Firm and Other Matters

The aggregate fees charged or expected to be charged by Grant Thornton and its affiliates for services rendered during 2013 and 2014 are as follows:

Type of Fee	2014	2013
Audit Fees	$974,746	$975,062
Audit-Related Fees	$0	$0
Tax Fees	$0	$0
All Other Fees	$0	$0

Audit Fees.    These are fees for services rendered in connection with the audit of the annual financial statements included in our Annual Report on Form 10-K; the review of the financial statements included in our Quarterly Reports on Form 10-Q; the audit of our internal control over financial reporting; and for services that are normally provided by an independent auditor in connection with statutory and regulatory filings or engagements.

Audit-Related Fees.    These are fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or our company’s internal control over financial reporting.

Tax Fees.    These are fees for tax compliance, planning and preparation, and tax consulting and advice.

All Other Fees.    These are fees for any service not included in the first three categories.

Audit Committee’s Pre-Approval Policies

The Audit Committee pre-approves all auditing services and the terms of such services and non-audit services provided by Cognex’s independent registered public accounting firm, but only to the extent that the non-audit services are not prohibited under applicable law and the Audit Committee reasonably determines that the non-audit services do not impair the independence of the independent registered public accounting firm. The authority to pre-approve non-audit services may be delegated to one or more members of the Audit Committee, who present all decisions to pre-approve an activity to the full Audit Committee at its first meeting following such decision.

The pre-approval requirement is waived with respect to the provision of non-audit services for Cognex if:

•

the aggregate amount of all such non-audit services provided to us constitutes not more than 5% of the total amount of fees paid by us to the independent registered public accounting firm during the fiscal year in which such non-audit services were provided;

•	those services were not recognized at the time of the engagement to be non-audit services; and

•

those services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more of its members to whom authority to grant such approvals has been delegated by the Audit Committee.

There were no non-audit services provided to Cognex by our independent registered public accounting firm for fiscal years 2013 and 2014 that required review by the Audit Committee.

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to Cognex’s audited financial statements for the fiscal year ended December 31, 2014. The Audit Committee acts pursuant to a written charter. Each of the members of the Audit Committee qualifies as an “independent” Director under the applicable listing standards of Nasdaq and rules of the SEC.

The Audit Committee has reviewed and discussed Cognex’s audited financial statements with management. The Audit Committee has discussed with Grant Thornton, Cognex’s independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board (PCAOB), which provides that certain matters related to the conduct of the audit of Cognex’s financial statements are to be communicated to the Audit Committee. The Audit Committee has also received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the Audit Committee concerning independence, and has discussed with Grant Thornton the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that Cognex’s audited financial statements be included in Cognex’s Annual Report on Form 10-K for the fiscal year ended December 31, 2014.

The foregoing report has been approved by all members of the Audit Committee.

AUDIT COMMITTEE

Theodor Krantz, Chairman

Jeffrey B. Miller

Reuben Wasserman

PROPOSAL 3: EXECUTIVE COMPENSATION (“SAY-ON-PAY”)

We are providing our shareholders with the opportunity to vote on a non-binding, advisory resolution to approve the compensation paid to our named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion. This proposal, commonly known as a “say-on-pay” proposal, gives our shareholders the opportunity to express their views on our named executive officers’ compensation. At our Special Meeting of Shareholders in lieu of the 2011 Annual Meeting, a majority of votes were cast in favor of holding annual say-on-pay votes. After considering the voting results, our Board decided to conduct an advisory vote on the compensation of our named executive officers on an annual basis until the next advisory vote on the frequency of such say-on-pay votes.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement. Accordingly, we will ask our shareholders to vote “FOR” the following resolution at the meeting:

“RESOLVED, that the compensation paid to Cognex’s named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Total compensation for our named executive officers consists primarily of salary, bonus and stock option awards as well as other benefits which are also available to all Cognex employees generally. Salary and bonuses are viewed as short-term compensation to reward our named executive officers for meeting individual and company performance objectives, and stock option awards are viewed as a reward for increasing shareholder value and improving corporate performance over the long-term. We also believe that stock option awards promote the retention of talented employees. Determinations with respect to compensation for a fiscal year are generally made in conjunction with our Board of Directors’ approval of Cognex’s annual budget for that year, which typically takes place at the end of the prior fiscal year.

The compensation philosophy and programs for our named executive officers are set forth under the headings “Compensation Discussion and Analysis” and “Executive Compensation.”

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS “SAY-ON-PAY” PROPOSAL.

The resolution that is the subject of this proposal is advisory in nature and, therefore, is not binding on Cognex, the Compensation/Stock Option Committee or our Board of Directors. However, the Compensation/Stock Option Committee intends to take the results of the vote on this proposal into account when considering future decisions regarding the compensation of our named executive officers.

PROPOSAL 4: APPROVAL OF THE AMENDMENT AND RESTATEMENT

OF THE COGNEX CORPORATION 2007 STOCK OPTION AND INCENTIVE PLAN

There will be presented at the meeting a proposal to approve the amendment and restatement of Cognex’s 2007 Stock Option and Incentive Plan, or the 2007 Plan, which was adopted by our Board of Directors on February 7, 2015. Approval of this proposal requires a majority of the votes cast, following determination of a quorum.

Proposal

On February 7, 2015, our Board of Directors amended and restated the 2007 Plan, subject to the approval of our shareholders. Among other changes, the 2007 Plan, as amended and restated, will reserve an additional 2 million shares to be granted under the 2007 Plan.

We believe that the 2007 Plan is critical to our ongoing effort to build shareholder value. This plan is primarily used to grant equity awards to our officers and directors, who are not eligible to participate in our 2001 General Stock Option Plan, as amended and restated (the “2001 Plan”).

Since the founding of Cognex in 1981, stock options have played a crucial role in our ability to recruit and retain key employees. It is not an overstatement to say that Cognex would not exist today if it was not able to grant meaningful stock options. We seek to hire only the best...those individuals who perform at the 99th percentile level; however, our compensation philosophy is to set salaries at only the 50th percentile level. These relatively low salary levels keep fixed employee expenses low each year and, at the same time, they allow our company to build its cash reserve. We can continue this successful compensation strategy only if we can continue to grant meaningful stock options. Without that ability, Cognex would either lose key employees, or, alternatively, it could keep them, but only by raising their salaries substantially.

Our Board of Directors and executive officers have always been, and will continue to be, sensitive to shareholders’ concerns about the increase in the number of outstanding shares caused by new option grants. During the past ten years, we have steadily reduced our net yearly option grants from 5% of average outstanding shares in fiscal 2004 to 2.4% of average outstanding shares in fiscal 2014. We intend to continue to actively manage our use of shares each year.

In addition to reducing the number of options granted each year, we also have substantially reduced share dilution by purchasing shares using the cash generated by the exercise of those employee options. During the period of 2004 to 2014, we utilized those proceeds to repurchase 23,352,744 shares of Cognex common stock on the open market. As a result, the number of outstanding shares has decreased by 6.3% from January 1, 2004 to December 31, 2014.

We urge you to allow Cognex to continue its very successful compensation strategy by voting “FOR” the approval of the 2007 Plan.

Summary of Material Features

The material features of the 2007 Plan are:

•	The maximum number of shares to be issued under the 2007 Plan is increased by 2,000,000 shares of common stock (from 4,600,000 to 6,600,000);

•	The award of stock options (both incentive and non-qualified options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock and cash-based awards is permitted;

•

Shares tendered or held back for taxes will not be added back to the reserved pool under the 2007 Plan. Upon the exercise of a stock appreciation right, the full number of shares underlying the award will be charged to the reserved pool. Additionally, shares reacquired by the Company on the open market or otherwise using cash proceeds of option exercises will not be added to the reserved pool;

•	Minimum vesting periods are required for grants of stock options, stock appreciation rights, restricted stock and restricted stock units;

•

Without shareholder approval, the exercise price of stock options and stock appreciation rights will not be reduced and stock options and stock appreciation rights will not be otherwise repriced through cancellation in exchange for cash, other awards or stock options or stock appreciation rights with a lower exercise price;

•	Any material amendment (other than an amendment that curtails the scope of the 2007 Plan) is subject to approval by our shareholders; and

•

The 2007 Plan will be administered by either the Compensation/Stock Option Committee of the full Board or by the Board (which we refer to, in either case, as the “Administrator”). The Administrator, in its discretion, may grant a variety of incentive awards based on our common stock.

Based solely on the closing price of our common stock as reported on Nasdaq on February 20, 2015, the maximum aggregate market value of the additional 2 million shares proposed to be added to the 2007 Plan is $85,240,000. The shares issued by us under the 2007 Plan will be authorized but unissued shares. The shares underlying any awards that are forfeited, canceled, expire, are reacquired by us prior to vesting, satisfied without the issuance of shares of common stock or are otherwise terminated (other than by exercise) under the 2007 Plan are added back to the shares available for issuance under the 2007 Plan.

Qualified Performance-Based Compensation under Code Section 162(m)

To ensure that certain awards granted under the 2007 Plan to a “Covered Employee” (as defined in the Internal Revenue Code of 1986 (the “Code”)) qualify as “performance-based compensation” under Section 162(m) of the Code, the 2007 Plan provides that the Compensation/Stock Option Committee may require that the vesting of such awards be conditioned on the satisfaction of performance criteria that may include any or all of the following: (1) total shareholder return; (2) earnings before interest, taxes, depreciation and amortization; (3) net income (loss) (either before or after interest, taxes, depreciation and/or amortization); (4) changes in the market price of the stock; (5) economic value-added; (6) sales or revenue; (7) acquisitions or strategic transactions; (8) operating income (loss); (9) cash flow (including, but not limited to, operating cash flow and free cash flow); (10) return on capital, assets, equity, or investment; (11) return on sales; (12) gross or net profit levels; (13) productivity; (14) expenses; (15) operating margins (both GAAP and non-GAAP); (16) operating efficiency; (17) customer satisfaction; (18) working capital; (19) earnings (loss) per share of common stock; (20) sales or market shares; and (21) number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Compensation/Stock Option Committee will select the particular performance criteria within 90 days following the commencement of a performance cycle. Subject to adjustments for stock splits and similar events, the maximum award granted to any one individual that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code will not exceed 300,000 shares of common stock for any performance cycle and options or stock appreciation rights with respect to no more than 500,000 shares of common stock may be granted to any one individual during any calendar year period. If a performance-based award is payable in cash, it cannot exceed $2 million for any performance cycle.

Rationale for Share Increase

The 2007 Plan is critical to our ongoing effort to build shareholder value. This plan is primarily used to grant equity awards to our officers and directors, who are not eligible to participate in our 2001 Plan. Our overall equity incentive program is broad-based and equity incentive awards are also an important component of our executive and non-executive employees’ compensation. Our Compensation/Stock Option Committee and Board believe we must continue to offer a competitive equity compensation program in order to attract, retain and motivate the talented and qualified directors, officers and other key employees necessary for our continued growth and success.

We manage our long-term shareholder dilution by limiting the number of equity incentive awards granted annually. The Compensation/Stock Option Committee carefully monitors our annual net burn rate, total dilution, and equity expense in order to maximize shareholder value by granting only the appropriate number of equity incentive awards that it believes are necessary to attract, reward, and retain employees. Our compensation philosophy reflects broad-based eligibility for equity incentive awards, and we grant awards to substantially all of our employees. By doing so, we link employee interests with shareholder interests throughout the organization and motivate our employees to act as owners of the business.

The 2007 Plan initially had 2,300,000 shares of common stock reserved for issuance (which number became 4,600,000 shares as a result of our 2-for-1 stock split in July 2013). We are requesting the increase of this share amount by 2,000,000 shares, which is less than the amount initially reserved for issuance under the plan on a pre-split basis. As of February 23, 2015, there were 1,643,720 shares available for future grant under the 2007 Plan.

Burn Rate

The following table sets forth information regarding historical awards granted and earned for the 2012 through 2014 period, and the corresponding burn rate, which is defined as the number of shares subject to equity-based awards granted in a year divided by the weighted-average common shares outstanding for that year, for each of the last three fiscal years:

	2014	2013	2012(1)
Total Stock Options Granted	2,114,850	1,740,450	1,665,700
Weighted average common shares outstanding during the fiscal year	86,858,229	86,945,807	85,665,139
Annual Burn Rate	2.4%	2.0%	1.9%
Three-Year Average Burn Rate(2)		2.1%

(1)	Includes our 2012 annual grants, which typically would have been completed in the first quarter of 2012, but were completed in the fourth quarter of 2011 with extended vesting periods to utilize shares available for grant to non-executive employees under our 2001 Plan before it was scheduled to expire in December 2011 (shareholders subsequently approved an extension of the expiration date of the plan to September 2021). In order to minimize administrative efforts, our Directors and our named executive officers participated in the 2012 annual grants in 2011 even though their shares were granted under the 2007 Plan. Recipients of 2012 annual grants in 2011, including our Directors and our named executive officers, were not eligible to participate in annual grants until fiscal year 2013. Excluding the 2012 annual grants that were made in 2011, the annual burn rate for 2012 would have been 0.1%.

(2)	Our three-year average burn rate for the 2012-2014 period was 2.1%, which is below the ISS industry category burn rate threshold of 5.49%. Excluding the 2012 annual grants that were made in 2011, the three-year average burn rate for the 2012-2014 period would have been 1.5%.

If our request to increase the share reserve of the 2007 Plan by an additional 2 million shares is approved by shareholders, we will have approximately 11,232,339 total shares available for grant after the Annual Meeting, which is based on 7,588,619 shares available for grant under the 2001 Plan at February 23, 2015, 1,643,720 shares available for grant under the 2007 Plan at February 23, 2015, and the 2 million shares subject to this proposal. Our Compensation/Stock Option Committee determined the size of the requested share increase based on projected equity awards to directors, officers and other key personnel and an assessment of the magnitude of increase that our institutional investors and the firms that advise them would likely find acceptable. We anticipate that if our request to increase the share reserve is approved by shareholders, it will be sufficient to provide equity incentives to attract, retain, and motivate directors, officers and other key personnel through the term of the plan.

Summary of the 2007 Plan

The following description of certain features of the 2007 Plan is intended to be a summary only. The summary is qualified in its entirety by the full text of the 2007 Plan that is attached hereto as Annex A.

Plan Administration.    The Administrator has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2007 Plan. The Administrator may delegate to the Chief Executive Officer of Cognex the authority to grant awards at fair market value to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act.

Eligibility and Limitations on Grants.    Persons eligible to participate in the 2007 Plan will be those officers, employees, non-employee Directors and other key persons (including consultants and prospective employees) of Cognex and its subsidiaries as selected from time to time by the Administrator. All Cognex employees and directors are currently eligible to participate in the 2007 Plan, although we currently use the 2007 Plan primarily to grant equity awards to our officers and directors.

The maximum award of stock options or stock appreciation rights granted to any one individual will not exceed 1,000,000 shares (subject to adjustment for stock splits and similar events) for any calendar year period.

Stock Options.    The 2007 Plan permits the granting of (1) stock options intended to qualify as incentive stock options under Section 422 of the Code and (2) stock options that do not so qualify. Options granted under the 2007 Plan will be non-qualified options if they fail to qualify as incentive options or exceed the annual limit on incentive stock options. Non-qualified options may be granted to any persons eligible to receive incentive options and to non-employee Directors and key persons. The option exercise price of each option will be determined by the Administrator but may not be less than 100% of the fair market value of our common stock on the date of grant.

The term of each option will be fixed by the Administrator and may not exceed ten years from the date of grant. The Administrator will determine at what time or times each option may be exercised; provided that except in the case of retirement, death, disability or a change of control, the minimum vesting period of an option is one year. Options may be made exercisable in installments and the exercisability of options may be accelerated by the Administrator. Options may be exercised in whole or in part with written notice to us.

Upon the exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the Administrator, or by delivery (or attestation to the ownership) of shares that are beneficially owned by the optionee or by net option exercise. Subject to applicable law, the exercise price may also be delivered to us by a broker pursuant to irrevocable instructions to the broker from the optionee.

To qualify as incentive options, options must meet additional federal tax requirements, including a $100,000 limit on the value of shares subject to incentive options that first become exercisable by a participant in any one calendar year.

Stock Appreciation Rights.    The Administrator may award stock appreciation rights to participants subject to such conditions and restrictions as the Administrator may determine, provided that the exercise price may not be less than 100% of the fair market value of our common stock on the date of grant, and except in the case of retirement, death or disability or a change of control, the minimum vesting period of a stock appreciation right is one year. The maximum term of a stock appreciation right is ten years.

Restricted Stock.    The Administrator may award shares to participants subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified restricted period. However, except in the case of retirement, death, disability or a change of control, in the event these awards granted to employees have a performance-based restriction, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction will be at least three years, but vesting can occur incrementally over the three-year period.

Restricted Stock Units.    The Administrator may award restricted stock units to any participants. Restricted stock units are ultimately payable in the form of shares of common stock and may be subject to such conditions and restrictions as the Administrator may determine. These conditions and restrictions may include the achievement of certain performance goals (as summarized above) and/or continued employment with the Company through a specified vesting period. However, except in the case of retirement, death, disability or a change of control, in the event these awards granted to employees have a performance-based goal, the restriction period will be at least one year, and in the event these awards granted to employees have a time-based restriction, the restriction period will be at least three years, but vesting can occur incrementally over the three-year period.

Unrestricted Stock Awards.    The Administrator may also grant shares of common stock which are free from any restrictions under the 2007 Plan. Unrestricted stock may be granted to any participant in recognition of past services or other valid consideration and may be issued in lieu of cash compensation due to such participant.

Cash-Based Awards.    The Administrator may grant cash bonuses under the 2007 Plan to participants. The cash bonuses may be subject to the achievement of certain performance goals (as summarized above).

Tax Withholding.    Participants in the 2007 Plan are responsible for the payment of any federal, state or local taxes that we are required by law to withhold upon any option exercise or vesting of other awards. Subject to approval by the Administrator, participants may elect to have the minimum tax withholding obligations satisfied by authorizing us to withhold shares to be issued pursuant to an option exercise or other award.

Change of Control Provisions.    Under the 2007 Plan, in the event of a change in control or sale of Cognex, the Administrator has the discretion to accelerate the exercisability or vesting of all or any portion of outstanding awards. In addition, in the event of a sale event in which our shareholders will receive cash consideration, we may make or provide for a cash payment to participants holding options and stock appreciation rights equal to the difference between the per share cash consideration and the exercise price of the options or stock appreciation rights.

Amendments and Termination.    Our Board of Directors may at any time amend or discontinue the 2007 Plan and the Administrator may at any time amend or cancel any outstanding award for the purpose of satisfying changes in the law or for any other lawful purpose. However, no such action may adversely affect any rights under any outstanding award without the holder’s consent. Any amendments that materially change the terms of the 2007 Plan, including any amendments that increase the number of shares reserved for issuance under the 2007 Plan, expand the types of awards available, materially expand the eligibility to participate in, or materially extend the term of, the 2007 Plan, or materially change the method of determining the fair market value of our common stock, will be subject to approval by our shareholders. Amendments shall also be subject to approval by our shareholders if and to the extent determined by the Administrator to be required by the Code to preserve the qualified status of incentive options or to ensure that compensation earned under the 2007 Plan qualifies as performance-based compensation under Section 162(m) of the Code. In addition, except in connection with a reorganization or other similar change in the capital stock of Cognex or a merger or other transaction, the Administrator may not reduce the exercise price of an outstanding stock option or stock appreciation right or effect repricing of an outstanding stock option or stock appreciation right through cancellation or regrants.

Effective Date of 2007 Plan, as Amended and Restated

The Board amended and restated the 2007 Plan on February 7, 2015. Awards of incentive options may be granted under the 2007 Plan until February 7, 2025. No other awards may be granted under the amended and restated 2007 Plan after the date that is 10 years from the date of shareholder approval.

New Plan Benefits

The number of shares that may be granted to any participant in the 2007 Plan is not determinable at this time, as such grants are subject to the discretion of the Administrator.

Accordingly, in lieu of providing benefits that will be received by the following individuals under the 2007 Plan, the following table provides information concerning stock options granted to the following individuals during fiscal year ended December 31, 2014:

Name and Position	Shares Underlying Stock Options
Robert J. Shillman	0
Chairman of the Board and Chief Culture Officer
Robert J. Willett	730,000	(1)
President and Chief Executive Officer
Richard A. Morin	40,000
Executive Vice President and Chief Financial Officer
All current executive officers, as a group	770,000
All current Directors who are not executive officers, as a group	84,500
All current employees who are not executive officers, as a group	1,274,850

(1)	During 2014, Mr. Willett was awarded his annual option grant (90,000 shares) plus three additional option grants with extended vesting periods in order to provide him with greater incentive to increase shareholder value and improve corporate performance over the long term. Mr. Willett will not be eligible to participate in our annual grants until 2016.

Equity Compensation Plan Information at December 31, 2014

The following table provides information as of December 31, 2014, regarding shares of common stock that may be issued under our equity compensation plans. The table sets forth the total number of shares of common stock issuable upon the exercise of outstanding options as of December 31, 2014, and the weighted average exercise price of these options.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants, and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
	(a)
Equity compensation plans approved by shareholders(4)	5,095,236	(1)	$26.1510	9,203,289	(2)
Equity compensation plans not approved by shareholders(4)	1,736,626	(3)	$14.8995	0

	6,831,862		$23.2910	9,203,289

(1)	Includes shares to be issued upon exercise of outstanding options under the Company’s 1991 Isys Controls, Inc. Long-Term Equity Incentive Plan, 1998 Stock Incentive Plan, 2007 Stock Option and Incentive Plan, and subsequent to shareholder approval, the 2001 General Stock Option Plan, as amended and restated.

(2)	Includes shares remaining available for future issuance under the Company’s 2007 Stock Option and Incentive Plan and 2001 General Stock Option Plan, as amended and restated.

(3)	Includes shares to be issued upon the exercise of outstanding options granted prior to shareholder approval under the 2001 General Stock Option Plan, as amended and restated.

(4)	All references made to share or per share amounts have been adjusted to reflect the two-for-one stock split which occurred in the third quarter of 2013.

Tax Aspects Under the Code

The following is a summary of the principal federal income tax consequences of certain transactions under the 2007 Plan. It does not describe all federal tax consequences under the 2007 Plan, nor does it describe state or local tax consequences.

Incentive Options.    No taxable income is generally realized by the optionee upon the grant or exercise of an incentive option. If shares issued to an optionee pursuant to the exercise of an incentive option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then (1) upon sale of such shares, any amount realized in excess of the option price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (2) we will not be entitled to any deduction for federal income tax purposes. The exercise of an incentive option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.

If shares acquired upon the exercise of an incentive option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally (a) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares at exercise (or, if less, the amount realized on a sale of such shares ) over the option price thereof, and (b) we will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive option is paid by tendering shares.

If an incentive option is exercised at a time when it no longer qualifies for the tax treatment described above (e.g., if the holding periods described above are not satisfied), the option is treated as a non-qualified option. In addition, an incentive option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.

Non-Qualified Options.    No income is realized by the optionee at the time the option is granted. Generally (1) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option price and the fair market value of the shares on the date of exercise, and we receive a tax deduction for the same amount, and (2) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.

Parachute Payments

The vesting of any portion of an option or other award that is accelerated due to the occurrence of a change in control may cause a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to Cognex, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).

Limitation on Cognex’s Deductions

As a result of Section 162(m) of the Code, our deduction for certain awards under the 2007 Plan may be limited to the extent that the Chief Executive Officer or any executive officer (other than the Chief Financial Officer) whose compensation is required to be reported in the summary compensation table receives compensation in excess of $1 million a year (other than performance-based compensation that otherwise meets the requirements of Section 162(m) of the Code). The 2007 Plan is structured to allow certain grants to qualify as performance-based compensation.

Recommendation

OUR BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE AMENDMENT AND RESTATEMENT OF THE COGNEX CORPORATION 2007 STOCK OPTION AND INCENTIVE PLAN.

PROPOSAL 5: SHAREHOLDER PROPOSAL

California State Teachers’ Retirement System (CalSTRS), 100 Waterfront Place, West Sacramento, California 95605-2807, beneficial holder of 373,624 shares of common stock of Cognex, has given formal notice that it will introduce the following resolution at the meeting and has furnished the following statements in support of its proposal:

BE IT RESOLVED:

That the shareholders of Cognex Corporation hereby request that the Board of Directors initiate the appropriate process to amend the Company’s articles of incorporation and/or bylaws to provide that director nominees shall be elected by the affirmative vote of the majority of votes cast at an annual meeting of shareholders, with a plurality vote standard retained for contested director elections, that is, when the number of director nominees exceeds the number of board seats.

Supporting Statement

In order to provide shareholders a meaningful role in director elections, the Company’s current director election standard should be changed from a plurality vote standard to a majority vote standard. The majority vote standard is the most appropriate voting standard for director elections where only board nominated candidates are on the ballot, and it will establish a challenging vote standard for board nominees to improve the performance of individual directors and entire boards. Under the Company’s current voting system, a nominee for the board can be elected with as little as a single affirmative vote, because “withheld” votes have no legal effect. A majority vote standard would require that a nominee receive a majority of the votes cast in order to be re-elected and continue to serve as a representative for the shareholders.

In response to strong shareholder support a substantial number of the nation’s leading companies have adopted a majority vote standard in company bylaws or articles of incorporation. In fact, more than 85% of the companies in the S&P 500 have adopted majority voting for uncontested elections. We believe the Company needs to join the growing list of companies that have already adopted this standard.

CalSTRS is a long-term shareholder of the Company and we believe that accountability is of upmost importance. We believe the plurality vote standard currently in place at the Company completely disenfranchises shareholders and makes the shareholder’s role in director elections meaningless. Majority voting in director elections will empower shareholders with the ability to remove poorly performing directors and increase the directors’ accountability to the owners of the Company, its shareholders. In addition, those directors who receive the majority support from shareholders will know they have the backing of the very shareholders they represent. We therefore ask you to join us in requesting that the Board of Directors promptly adopt the majority vote standard for director elections.

Please vote FOR this proposal.

Company Response

Our shareholders currently elect directors using a plurality vote standard. Under a plurality vote standard, director nominees receiving the largest number of votes are elected as directors up to the maximum number of directors to be chosen at the election. Under the majority voting standard proposed by CalSTRS, nominees would be elected in uncontested elections by a majority of votes cast, while contested elections would continue to utilize a plurality vote standard. An uncontested election is one where the number of director nominees equals the number of directors to be elected, whereas in a contested election the number of director nominees exceeds the number of available board seats.

Our Board of Directors has considered the proposal set forth above relating to majority voting for uncontested director elections, and has determined to make no voting recommendation to shareholders. The proposal, which is advisory in nature, would constitute a recommendation to the Board if approved by shareholders. The Board recognizes that there are valid arguments in favor of, and in opposition to, majority voting. The Board wants to use this proposal as an opportunity for shareholders to express their views on this subject.

Supporters of plurality voting contend, among other things, that: (1) plurality voting is the default standard for director elections under Massachusetts law; (2) adopting a majority voting standard would unnecessarily complicate uncontested director elections; (3) adoption of majority voting could lead to unintended consequences such as no directors being elected, the Company not being in compliance with applicable Nasdaq or SEC rules regarding independent directors or the potential loss of a person whose service the Board believes would make a valuable contribution to the Board’s oversight of Cognex’s business and affairs; and (4) directors have the same fiduciary duties to shareholders whether they were elected by a plurality or majority vote. Supporters of a majority voting standard often make arguments such as those set forth above in the proponent’s supporting statement.

Shareholders should note that approval of this proposal would not, by itself, implement majority voting. In order to implement majority voting, the Company would need to amend its articles of organization and bylaws.

If shareholders return a validly executed proxy, the shares represented by the proxy will be voted on this proposal in the manner specified by the shareholder. If shareholders do not specify the manner in which their shares represented by a validly executed proxy solicited by the Board are to be voted on this proposal, such shares will be counted as abstentions.

THE BOARD, AFTER CAREFUL CONSIDERATION, IS NOT MAKING A RECOMMENDATION EITHER IN FAVOR OF OR OPPOSED TO THIS PROPOSAL CONCERNING MAJORITY VOTING. THE BOARD LOOKS FORWARD TO RECEIVING INPUT FROM OUR SHAREHOLDERS ON THIS IMPORTANT ISSUE.

SHAREHOLDER PROPOSALS

Under regulations adopted by the SEC, any proposal submitted for inclusion in our proxy statement relating to our 2016 Annual Meeting of Shareholders must be received at our principal executive offices in Natick, Massachusetts on or before November 7, 2015. Our receipt of any such proposal from a qualified shareholder in a timely manner will not ensure its inclusion in the proxy material because there are other requirements in the proxy rules for such inclusion.

In addition to the SEC’s requirements regarding shareholder proposals, our by-laws contain provisions regarding matters to be brought before shareholder meetings. If shareholder proposals, including proposals regarding the election of Directors, are to be considered at the 2016 Annual Meeting of Shareholders, notice of them must be given by personal delivery or by U.S. mail, postage prepaid, to the Secretary of Cognex Corporation not later than the close of business on January 18, 2016 nor earlier than the close of business on December 19, 2015. However, in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after the first anniversary of the preceding year’s annual meeting, such notice must be delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The notice must set forth:

•	information concerning the shareholder, including his or her name and address;

•	a representation that the shareholder is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the matter specified in the notice; and

•	such other information as would be required to be included in a proxy statement soliciting proxies for the presentation of such matter to the meeting.

Shareholder proposals with respect to the election of Directors must also contain other information set forth in our by-laws. Proxies solicited by our Board of Directors will confer discretionary voting authority with respect to these proposals subject to the SEC’s rules governing the exercise of this authority. We suggest that any shareholder proposal be submitted by certified mail, return receipt requested.

OTHER MATTERS

Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed in this proxy statement. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote in accordance with their best judgment.

By Order of the Board of Directors

Richard A. Morin, Secretary

Natick, Massachusetts

March 6, 2015

Annex A

COGNEX CORPORATION

2007 STOCK OPTION AND INCENTIVE PLAN

AS AMENDED AND RESTATED

SECTION 1. GENERAL PURPOSE OF THE PLAN; DEFINITIONS

The name of the plan is the Cognex Corporation 2007 Stock Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and other key persons (including consultants) of Cognex Corporation (the “Company”) and its Subsidiaries upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its stockholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.

The following terms shall be defined as set forth below:

“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.

“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Unrestricted Stock Awards and Cash-Based Awards.

“Award Agreement” means a written or electronic agreement setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Agreement is subject to the terms and conditions of the Plan.

“Board” means the Board of Directors of the Company.

“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.

A “Change of Control” shall be deemed to have occurred if any person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than fifty percent (50%) of the then outstanding Stock, shall acquire such additional shares of the Stock in one or more transactions, or series of transactions, such that following such transaction or transactions, such person or group and affiliates beneficially own sixty percent (60%) or more of the Stock outstanding.

“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.

“Covered Employee” means an employee who is a “Covered Employee” within the meaning of Section 162(m) of the Code.

“Effective Date” means the date on which the amended and restated Plan is approved by stockholders as set forth in Section 18.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Fair Market Value” of the Stock on any given date means the last reported sale price at which Stock is traded on such date or, if no Stock is traded on such date, the next preceding date on which Stock was traded, as reflected on the NASDAQ Global Select Market or another national securities exchange.

“Incentive Stock Option” means any Stock Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.

“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.

“Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

“Option” or “Stock Option” means any option to purchase shares of Stock granted pursuant to Section 5.

“Performance-Based Award” means any Restricted Stock Award, Restricted Stock Units or Cash-Based Award granted to a Covered Employee that is intended to qualify as “performance-based compensation” under Section 162(m) of the Code and the regulations promulgated thereunder.

“Performance Criteria” means the criteria that the Administrator selects for purposes of establishing the Performance Goal or Performance Goals for an individual for a Performance Cycle. The Performance Criteria (which shall be applicable to the organizational level specified by the Administrator, including, but not limited to, the Company or a unit, division, group, or Subsidiary of the Company) that will be used to establish Performance Goals are limited to the following: total shareholder return, earnings before interest, taxes, depreciation and amortization, net income (loss) (either before or after interest, taxes, depreciation and/or amortization), changes in the market price of the Stock, economic value-added, sales or revenue, acquisitions or strategic transactions, operating income (loss), cash flow (including, but not limited to, operating cash flow and free cash flow), return on capital, assets, equity, or investment, return on sales, gross or net profit levels, productivity, expense, operating margins (both GAAP and non-GAAP), operating efficiency, customer satisfaction, working capital, earnings (loss) per share of Stock, sales or market shares and number of customers, any of which may be measured either in absolute terms or as compared to any incremental increase or as compared to results of a peer group. The Committee may appropriately adjust any evaluation performance under a Performance Criterion to exclude any of the following events that occurs during a Performance Cycle: (i) asset write-downs or impairments, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reporting results, (iv) accruals for reorganizations and restructuring programs, (v) any extraordinary non-recurring items, including those described in the Financial Accounting Standards Board’s authoritative guidance and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (vi) any other extraordinary items adjusted from the Company U.S. GAAP results.

“Performance Cycle” means one or more periods of time, which may be of varying and overlapping durations, as the Administrator may select, over which the attainment of one or more Performance Criteria will be measured for the purpose of determining a grantee’s right to and the payment of a Restricted Stock Award, Restricted Stock Units or Cash-Based Award, the vesting and/or payment of which is subject to the attainment of one or more Performance Goals. Each such period shall not be less than 12 months.

“Performance Goals” means, for a Performance Cycle, the specific goals established in writing by the Administrator for a Performance Cycle based upon the Performance Criteria.

“Restricted Stock Award” means an Award entitling the recipient to acquire, at such purchase price (which may be zero) as determined by the Administrator, shares of Stock subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Restricted Stock Units” means an Award of stock units subject to such restrictions and conditions as the Administrator may determine at the time of grant.

“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation in which the outstanding shares of Stock are converted into or exchanged for securities of the successor entity and the holders of the Company’s outstanding voting power immediately prior to such transaction do not own a majority of the outstanding voting power of the successor entity immediately upon completion of such transaction, or (iii) the sale of all of the Stock of the Company to an unrelated person or entity.

“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by stockholders, per share of Stock pursuant to a Sale Event.

“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.

“Stock” means the Common Stock, par value $.002 per share, of the Company, subject to adjustments pursuant to Section 3.

“Stock Appreciation Right” means an Award entitling the recipient to receive shares of Stock having a value equal to the excess of the Fair Market Value of the Stock on the date of exercise over the exercise price of the Stock Appreciation Right multiplied by the number of shares of Stock with respect to which the Stock Appreciation Right shall have been exercised.

“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.

“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of stock of the Company or any parent or subsidiary corporation.

“Unrestricted Stock Award” means an Award of shares of Stock free of any restrictions.

SECTION 2. ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS

(a) Administration of Plan. The Plan shall be administered by the Administrator.

(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:

(i) to select the individuals to whom Awards may from time to time be granted;

(ii) to determine the time or times of grant, and the extent, if any, of Incentive Stock Options, Non-Qualified Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Cash-Based Awards, Unrestricted Stock Awards or any combination of the foregoing, granted to any one or more grantees;

(iii) to determine the number of shares of Stock to be covered by any Award;

(iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the form of written instruments evidencing the Awards;

(v) to accelerate at any time the exercisability or vesting of all or any portion of any Award, including upon a Change of Control or a Sale Event;

(vi) subject to the provisions of Section 5(a)(ii), to extend at any time the period in which Stock Options may be exercised; and

(vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.

All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.

(c) Delegation of Authority to Grant Awards. Subject to applicable law, the Administrator, in its discretion, may delegate to the Chief Executive Officer of the Company all or part of the Administrator’s authority and duties with respect to the granting of Awards, to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not “covered employees” within the meaning of Section 162(m) of the Code. Any such delegation by the Administrator shall include a limitation as to the amount of Awards that may be granted during the period of the delegation and shall contain guidelines as to the determination of the exercise price and the vesting criteria. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.

(d) Award Agreement. Awards under the Plan shall be evidenced by Award Agreements that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award, the provisions applicable in the event employment or service terminates, and the Company’s authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind an Award.

(e) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.

SECTION 3. STOCK ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION

(a) Stock Issuable. The maximum number of shares of Stock reserved and available for issuance under the Plan shall be increased from 4,600,000 shares to 6,600,000 shares, subject to adjustment as provided in Section 3(b). For purposes of this limitation, the shares of Stock underlying any Awards that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Shares tendered or held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding shall not be available for future issuance under the Plan. In addition, upon exercise of Stock Appreciation Rights, the gross number of shares exercised shall be deducted from the total number of shares remaining available for issuance under the Plan. In the event the Company repurchases shares of Stock in the open market, such shares shall not be added to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 1,000,000 shares of Stock may be granted to any one individual grantee during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.

(b) Changes in Stock. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in the Company’s capital stock, the outstanding shares of Stock are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such shares of Stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding shares of Stock are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, (ii) the number of Stock Options or Stock Appreciation Rights that can be granted to any one individual grantee and the maximum Performance-Based Award, (iii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iv) the repurchase price, if any, per share subject to each outstanding Restricted Stock Award, and (v) the price for each share subject to any then outstanding Stock Options and Stock Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of Stock Options and Stock Appreciation Rights) as to which such Stock Options and Stock Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. Notwithstanding the foregoing, no adjustment shall be made under this Section 3(b) if the Administrator determines that such action could cause any Award to fail to satisfy the conditions of any applicable exception from the requirements of Section 409A or otherwise could subject the grantee to the additional tax imposed under Section 409A in respect of an outstanding Award or constitute a modification, extension or renewal of an Incentive Stock Option within the meaning of Section 424(h) of the Code. The adjustment by the Administrator shall be final, binding and conclusive. No fractional shares of Stock shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.

(c) Mergers and Other Transactions. Upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate, unless provision is made in connection with the Sale Event in the sole discretion of the parties thereto for the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree (after taking into account any acceleration hereunder). In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a cash payment to the grantees holding Options and Stock Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of shares of Stock subject to outstanding Options and Stock Appreciation Rights (to the extent then exercisable (after taking into account any acceleration thereof) at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Stock Appreciation Rights; or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Stock Appreciation Rights held by such grantee.

(d) Substitute Awards. The Administrator may grant Awards under the Plan in substitution for stock and stock based awards held by employees, directors or other key persons of another corporation in connection with the merger or consolidation of the employing corporation with the Company or a Subsidiary or the acquisition by the Company or a Subsidiary of property or stock of the employing corporation. The Administrator may direct that the substitute awards be granted on such terms and conditions as the Administrator considers appropriate in the circumstances. Any substitute Awards granted under the Plan shall not count against the share limitation set forth in Section 3(a).

SECTION 4. ELIGIBILITY

Grantees under the Plan will be such full or part-time officers and other employees, Non-Employee Directors and key persons (including consultants and prospective employees) of the Company and its Subsidiaries as are selected from time to time by the Administrator in its sole discretion.

SECTION 5. STOCK OPTIONS

(a) Form of Stock Options. Any Stock Option granted under the Plan shall be in such form as the Administrator may from time to time approve.

Stock Options granted under the Plan may be either Incentive Stock Options or Non-Qualified Stock Options. Incentive Stock Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Stock Option, it shall be deemed a Non-Qualified Stock Option.

Stock Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable.

(b) Exercise Price. The exercise price per share for the Stock covered by a Stock Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the option price of such Incentive Stock Option shall be not less than 110 percent of the Fair Market Value on the grant date.

(c) Option Term. The term of each Stock Option shall be fixed by the Administrator, but no Stock Option shall be exercisable more than ten years after the date the Stock Option is granted. In the case of an Incentive Stock Option that is granted to a Ten Percent Owner, the term of such Stock Option shall be no more than five years from the date of grant.

(d) Exercisability; Rights of a Stockholder. Stock Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. Except in the case of retirement, death, disability or a Change of Control, each Stock Option shall be subject to a minimum vesting period of at least one year. An optionee shall have the rights of a stockholder only as to shares acquired upon the exercise of a Stock Option and not as to unexercised Stock Options.

(e) Method of Exercise. Stock Options may be exercised in whole or in part, by giving written notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods to the extent provided in the Option Award Agreement:

(i) In cash, by certified or bank check or other instrument acceptable to the Administrator;

(ii) Through the delivery (or attestation to the ownership) of shares of Stock that have been purchased by the optionee on the open market or that are beneficially owned by the optionee and are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;

(iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; or

(iv) With respect to Stock Options that are not Incentive Stock Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.

Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the shares of Stock to be purchased pursuant to the exercise of a Stock Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Stock Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Option Award Agreement or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned shares of Stock through the attestation method, the number of shares of Stock transferred to the optionee upon the exercise of the Stock Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Stock Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Stock Options may be permitted through the use of such an automated system.

(f) Annual Limit on Incentive Stock Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the shares of Stock with respect to which Incentive Stock Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Stock Option exceeds this limit, it shall constitute a Non-Qualified Stock Option.

SECTION 6. STOCK APPRECIATION RIGHTS

(a) Exercise Price of Stock Appreciation Rights. The exercise price of a Stock Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Stock on the date of grant.

(b) Grant and Exercise of Stock Appreciation Rights. Stock Appreciation Rights may be granted by the Administrator independently of any Stock Option granted pursuant to Section 5 of the Plan.

(c) Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined from time to time by the Administrator. Except in the case of retirement, death, disability or a Change of Control, each Stock Appreciation Right shall be subject to a minimum vesting period of at least one year. The term of a Stock Appreciation Right may not exceed ten years.

SECTION 7. RESTRICTED STOCK AWARDS

(a) Nature of Restricted Stock Awards. The Administrator shall determine the restrictions and conditions applicable to each Restricted Stock Award at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The grant of a Restricted Stock Award is contingent on the grantee executing the Restricted Stock Award Agreement. The terms and conditions of each such Award Agreement shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.

(b) Rights as a Stockholder. Upon execution of the Restricted Stock Award Agreement and payment of any applicable purchase price, a grantee shall have the rights of a stockholder with respect to the voting of the Restricted Stock, subject to such conditions contained in the Restricted Stock Award Agreement. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Stock shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Stock are vested as provided in Section 7(d) below, and (ii) certificated Restricted Stock shall remain in the possession of the Company until such Restricted Stock is vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.

(c) Restrictions. Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Stock Award Agreement. Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 15 below, in writing after the Award Agreement is issued if a grantee’s employment (or other service relationship) with the Company and its Subsidiaries terminates for any reason, any Restricted Stock that has not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price (if any) from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other service relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a stockholder. Following such deemed reacquisition of unvested Restricted Stock that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.

(d) Vesting of Restricted Stock. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Stock and the Company’s right of repurchase or forfeiture shall lapse. Notwithstanding the foregoing, except in the case of retirement, death, disability or a Change of Control, in the event that any such Restricted Stock granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock granted to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Stock with a time-based restriction may become vested incrementally over such three-year period. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Stock and shall be deemed “vested.” Except as may otherwise be provided by the Administrator either in the Award Agreement or, subject to Section 15 below, in writing after the Award Agreement is issued, a grantee’s rights in any shares of Restricted Stock that have not vested shall automatically terminate upon the grantee’s termination of employment (or other service relationship) with the Company and its Subsidiaries and such shares shall be subject to the provisions of Section 7(c) above.

SECTION 8. RESTRICTED STOCK UNITS

(a) Nature of Restricted Stock Units. The Administrator may grant Restricted Stock Units under the Plan. A Restricted Stock Unit is an Award of stock units that may be settled in shares of Stock upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other service relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award Certificate shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Notwithstanding the foregoing, except in the case of retirement, death, disability or a Change of Control, in the event that any such Restricted Stock Units granted to employees shall have a performance-based goal, the restriction period with respect to such shares shall not be less than one year, and in the event any such Restricted Stock Units granted to employees shall have a time-based restriction, the total restriction period with respect to such shares shall not be less than three years; provided, however, that Restricted Stock Units with a time-based restriction may become vested incrementally over such three-year period. Except in the case of Restricted Stock Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Stock Units, to the extent vested, shall be settled in the form of shares of Stock. Restricted Stock Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.

(b) Rights as a Stockholder. A grantee shall have the rights as a stockholder only as to shares of Stock acquired by the grantee upon settlement of a Restricted Stock Unit.

(c) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 15 below, in writing after the Award is issued, a grantee’s right in all Restricted Stock Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of service relationship) with the Company and its Subsidiaries for any reason.

SECTION 9. UNRESTRICTED STOCK AWARDS

The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Stock Award under the Plan. An Unrestricted Stock Award is an Award pursuant to which the grantee may receive shares of Stock free of any restrictions under the Plan. Unrestricted Stock Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.

SECTION 10. CASH-BASED AWARDS

The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified Performance Goals. The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.

SECTION 11. PERFORMANCE-BASED AWARDS TO COVERED EMPLOYEES

(a) Performance-Based Awards. The Administrator may grant one or more Performance-Based Awards in the form of a Restricted Stock Award, Restricted Stock Units or Cash-Based Award payable upon the attainment of Performance Goals that are established by the Administrator and relate to one or more of the Performance Criteria, in each case on a specified date or dates or over any period or periods determined by the Administrator. The Administrator shall define in an objective fashion the manner of calculating the Performance Criteria it selects to use for any Performance Cycle. Depending on the Performance Criteria used to establish such Performance Goals, the Performance Goals may be expressed in terms of overall Company performance or the performance of a division, business unit, or an individual. Each Performance-Based Award shall comply with the provisions set forth below.

(b) Grant of Performance-Based Awards. With respect to each Performance-Based Award granted to a Covered Employee, the Administrator shall select, within the first 90 days of a Performance Cycle (or, if shorter, within the maximum period allowed under Section 162(m) of the Code) the Performance Criteria for such grant, and the Performance Goals with respect to each Performance Criterion (including a threshold level of performance below which no amount will become payable with respect to such Award). Each Performance-Based Award will specify the amount payable, or the formula for determining the amount payable, upon achievement of the various applicable performance targets. The Performance Criteria established by the Administrator may be (but need not be) different for each Performance Cycle and different Performance Goals may be applicable to Performance-Based Awards to different Covered Employees.

(c) Payment of Performance-Based Awards. Following the completion of a Performance Cycle, the Administrator shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Performance Cycle have been achieved and, if so, to also calculate and certify in writing the amount of the Performance-Based Awards earned for the Performance Cycle. The Administrator shall then determine the actual size of each Covered Employee’s Performance-Based Award.

(d) Maximum Award Payable. The maximum Performance-Based Award payable to any one Covered Employee under the Plan for a Performance Cycle is 300,000 shares of Stock (subject to adjustment as provided in Section 3(c) hereof) or $2 million in the case of a Performance-Based Award that is a Cash-Based Award.

SECTION 12. TRANSFERABILITY OF AWARDS

(a) Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.

(b) Administrator Action. Notwithstanding Section 12(a), (i) an optionee may transfer his or her options (other than any Incentive Stock Options) and stock appreciation rights to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, and (ii) an optionee may transfer awards granted under the Plan pursuant to a divorce decree or other domestic relations order as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended (or the rules thereunder), provided in either case that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award.

(c) Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.

(d) Designation of Beneficiary. Each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13. TAX WITHHOLDING

(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Stock or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or stock certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.

(b) Payment in Stock. Subject to approval by the Administrator, a grantee may elect to have the Company’s minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due.

SECTION 14. TRANSFER, LEAVE OF ABSENCE, ETC.

For purposes of the Plan, if the grantee’s employer ceases to be a Subsidiary, the grantee shall be deemed to have terminated employment , but the following events shall not be deemed a termination of employment:

(a) a transfer to the employment of the Company from a Subsidiary or from the Company to a Subsidiary, or from one Subsidiary to another; or

(b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.

SECTION 15. AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall adversely affect rights under any outstanding Award without the holder’s consent. Except as provided in Section 3(b) or 3(c), in no event may the Administrator exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect repricing through cancellation and re-grants or cancellation of Stock Options or Stock Appreciation Rights in exchange for cash. Any material Plan amendments (other than amendments that curtail the scope of the Plan), including any Plan amendments that (i) increase the number of shares reserved for issuance under the Plan, (ii) expand the type of Awards available under, materially expand the eligibility to participate in, or materially extend the term of, the Plan, or (iii) materially change the method of determining Fair Market Value, shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. In addition, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 15 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c).

SECTION 16. STATUS OF PLAN

With respect to the portion of any Award that has not been exercised and any payments in cash, Stock or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Stock or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.

SECTION 17. GENERAL PROVISIONS

(a) No Distribution. The Administrator may require each person acquiring Stock pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.

(b) Delivery of Stock Certificates. Stock certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a stock transfer agent of the Company shall have mailed such certificates in the United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Stock shall be deemed delivered for all purposes when the Company or a Stock transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by United States mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any certificates evidencing shares of Stock pursuant to the exercise of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery of such certificates is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the shares of Stock are listed, quoted or traded. All Stock certificates delivered pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Stock is listed, quoted or traded. The Administrator may place legends on any Stock certificate to reference restrictions applicable to the Stock. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.

(c) Stockholder Rights. Until Stock is deemed delivered in accordance with Section 17(b), no right to vote or receive dividends or any other rights of a stockholder will exist with respect to shares of Stock to be issued in connection with an Award, notwithstanding the exercise of a Stock Option or any other action by the grantee with respect to an Award.

(d) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.

(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to such Company’s insider trading policy and procedures, as in effect from time to time.

(f) Clawback Policy. Awards under the Plan shall be subject to the Company’s clawback policy, as in effect from time to time.

SECTION 18. EFFECTIVE DATE OF PLAN

This amended and restated Plan shall become effective upon approval by the holders of a majority of the votes cast at a meeting of stockholders at which a quorum is present. No grants of Stock Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Stock Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.

SECTION 19. GOVERNING LAW

This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, applied without regard to conflict of law principles.

DATE APPROVED BY BOARD OF DIRECTORS: February 7, 2015

DATE APPROVED BY STOCKHOLDERS:

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., EDT, on Friday, April 17, 2015.

Vote by Internet • Go to www.envisionreports.com/CGNX • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website
Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4. The Board of Directors does not have a recommendation for voting on Proposal 5.		+
A	Election of Directors

1. Nominees:	Nominated for a term ending in 2018:
01 - Robert J. Shillman 02 - Jeffrey B. Miller 03 - Reuben Wasserman

☐ Mark here to vote FOR all nominees ☐ Mark here to WITHHOLD vote from all nominees

		01	02	03
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐

	For	Against	Abstain		For	Against	Abstain

2. To ratify the selection of Grant Thornton LLP as Cognex’s independent registered public accounting firm for fiscal year 2015.	☐	☐	☐

3. To approve the compensation of Cognex’s named executive officers as described in the proxy statement including the Compensation Discussion and Analysis, compensation tables and narrative discussion (“say-on-pay”).

					☐	☐	☐

4. To approve the Cognex Corporation 2007 Stock Option and Incentive Plan, as Amended and Restated.	☐	☐	☐	5. To approve a shareholder proposal concerning majority voting if properly presented at the meeting.	☐	☐	☐

6. The consideration of any other business that may properly come before the meeting or any adjournment or postponement thereof.

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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            0207XB

2015 Annual Meeting of Shareholders Admission Ticket

2015 Annual Meeting of Cognex Corporation Shareholders

Friday, April 17, 2015 at 9:00 a.m. Local Time

Cognex Corporation

One Vision Drive

Natick, Massachusetts

Upon arrival, please present this admission ticket

and photo identification at the registration desk.

DIRECTIONS TO COGNEX CORPORATION

One Vision Drive

Natick, MA 01760

Please note: Guest parking is available in front of the building.

From Boston and Logan Airport:

•	Merge onto Route 90 West (Mass Turnpike) toward Worcester

•	Take Exit 15 (I-95/Route 128) toward Waltham/Dedham

•	Follow “From Route 128 (I-95)”

From Route 128 (I 95):

•	Take Exit 20B (Route 9 West) toward Framingham/Worcester

•	Follow “From Route 9 West”

From Route 495:

•	Take Exit 22 Route 90 East (Mass Turnpike) toward Framingham/Boston

•	Follow “From Route 90 (Mass Turnpike)”

From Route 90 (Mass Turnpike):

•	Take Exit 13 (Natick/Framingham - Route 30)

•	Follow left ramp towards Natick (Route 30 East)

•	Follow signs to Route 9 East

•	Follow “From Route 9 East”

From Route 9 West:

•	Follow Route 9 West

•	Look for an Audi dealership on your right as you head up a hill. At the crest of that hill, Vision Drive is 0.1 miles past Wethersfield Rd. Cognex is on the left of Vision Drive.

From Route 9 East:

•	Follow Route 9 East

•	Make U-turn at the left lane U-turn signal near Natick McDonald’s

•	Follow “From Route 9 West”

▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — Cognex Corporation	+

Notice of 2015 Annual Meeting of Shareholders

Proxy Solicited by Board of Directors for Annual Meeting — April 17, 2015

Important Notice Regarding the Availability of Proxy Materials for the 2015 Annual Meeting of Shareholders to be held on April 17, 2015: The proxy statement, annual report to shareholders and Form 10-K are available at: www.envisionreports.com/CGNX.

The undersigned hereby appoints Robert J. Shillman and Richard A. Morin, and each of them, with full power of substitution, as proxies to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the 2015 Annual Meeting of Shareholders of Cognex Corporation to be held on April 17, 2015 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted as directed by the shareholder. If no such directions are indicated, the shares represented by this proxy will be voted FOR the election of the nominees listed on the reverse side for the Board of Directors and FOR Proposals 2, 3 and 4, but will not be voted on Proposal 5.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side.)

C	Non-Voting Items

Change of Address — Please print your new address below.	Comments — Please print your comments below.	Meeting Attendance

Mark the box to the right if you plan to attend the Annual Meeting.	☐

¢	IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A – C ON BOTH SIDES OF THIS CARD.	+